As filed with the U.S. Securities and Exchange Commission on April 14, 2026

Registration No. 333-292497

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

Amendment No. 1 to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

CTT PHARMACEUTICAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

_____________________

Delaware	2833	11-3763974
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1646 W Snow Avenue Suite 138
Tampa, FL 33606
(813) 606-0060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________

Ryan Khouri
Chief Executive Officer
1646 W Snow Avenue Suite 138
Tampa, FL 33606
(813) 606-0060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Please send copies of all communications to:

Frank J. Hariton, Esq.
1065 Dobbs Ferry Road
White Plains, New York 10607
(914) 649-7669
_____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED April 14, 2026

6,250,000 Shares

CTT Pharmaceutical Holdings, Inc.

This prospectus relates to the resale, from time to time, by RH2 Equity Partners (“RH2” or the “Selling Stockholder”) of up to 6,250,000 shares of our common stock, par value $0.0001 per share (“Common Stock”).

The shares of Common Stock to which this prospectus relates consist of shares that have been or may be issued to the Selling Stockholder pursuant to a Equity Line of Credit Agreement between us and the Selling Stockholder dated as of September 8, 2025 (the “ELOC”).

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares by the Selling Stockholder. However, we may receive proceeds of up to an additional $10,000,000 from the sale of the shares of Common Stock to the Selling Stockholder under the ELOC, from time to time in our discretion after the date the registration statement that includes this prospectus is declared effective and after satisfaction of other conditions in the ELOC.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the shares of Common Stock being registered pursuant to this prospectus.

We will pay the expenses of registering the shares of Common Stock offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholder will be paid by the Selling Stockholder. The Selling Stockholder may sell our shares of Common Stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholder may sell shares will be determined by the prevailing market price for our Common Stock or in negotiated transactions.

Our Common Stock is listed on The Over the Counter Quotation Board (“OTCQB”) under the symbol “CTTH.” The last reported closing price for our Common Stock on OTCQB on April 8, 2026 was $0.065 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2026

ABOUT THIS PROSPECTUS

The registration statement on Form S-1 of which this prospectus forms a part and that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto, or to which we have referred you, before making your investment decision. Neither we, nor the selling stockholder named herein (the “Selling Stockholder”), nor any financial advisor engaged by us or the Selling Stockholder in connection with this offering, have authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus.

You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The Selling Stockholder is not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement having a later date, the statement in the prospectus supplement having the later date modifies or supersedes the earlier statement.

If required, each time the Selling Stockholder offers shares of Common Stock, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize the Selling Stockholder to use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Information by Reference” before buying any of the securities offered.

Unless the context otherwise requires, the terms “CTTH,” “the Company,” “we,” “us” and “our” refer to CTT Pharmaceutical Holdings, Inc.

Unless otherwise indicated, information contained in this prospectus or incorporated by reference herein concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the information set forth under the headings “Risk Factors” as included elsewhere in this prospectus and our financial statements and the related notes and the section entitled.

Our Company

Business Overview

We specialize in drug delivery systems technology within the pharmaceutical industry. Our focus is fast dissolving drug delivery systems. The Company's technology platform includes the development of advanced oral delivery thin dissolvable strips. These strips can be infused with Pharmaceuticals, Nutraceuticals, Nicotine, and many other applications that are identified in our patents. An example of how our technology can help is with tobacco industry. A low dose nicotine strip utilizing our technology could provide a viable alternative to smoking and other oral products that stay in the mouth for an extended time.

THE OFFERING

Shares of Common Stock offered by us	Up to 6,250,000 shares of our Common Stock that we may sell to the Selling Stockholder, from time to time at our sole discretion, pursuant to the ELOC, described below.
Common Stock outstanding(1)	58,712,232 shares of Common Stock.
Common Stock outstanding after this offering(1)	64,962,232 shares of Common Stock.
Use of proceeds	We will not receive any proceeds from the sale by the Selling Stockholder of the shares of Common Stock being offered by this prospectus. However, we may receive gross proceeds of up to $10 million from the sale of our Common Stock to the Selling Stockholder under the ELOC. We intend to use any proceeds from the Selling Stockholder that we receive under the ELOC for working capital, strategic and general corporate purposes. Our priority is to spend at least $500,000 on equipment to bring our manufacturing in house. We have also determined to limit our use of the ELOC to minimize the dilution that might occur, especially at our current stock price levels. See “Use of Proceeds” and “Committed Equity Financing”
Risk factors	An investment in our securities is highly speculative and involves substantial risk. Please carefully consider the risks described under the heading “Risk Factors” on page 24 and other information included and incorporated by reference in this prospectus for a discussion of factors to consider before deciding to invest in the securities offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.
Transfer agent and registrar	The registrar and transfer agent for our Common Stock is VStock Transfer, LLC, located at 18 Lafayette Place Woodmere, New York 11598.
Stock symbol and trading	Our Common Stock is listed on the OTCQB under the symbol “CTTH.”

RISK FACTORS

THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, WE MAY NOT BE ABLE TO PROCEED WITH OUR PLANNED OPERATIONS AND YOUR INVESTMENT MAY BE LOST ENTIRELY.

We are in a Development Stage and may never achieve operational success

CTT Pharma is a development stage company focused in developing an oral delivery system for medications on a dissolvable film. CTT Pharma was organized in March 8, 2007. Accordingly, we have a limited operating history. Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new delivery system for Nutraceuticals and Pharmaceuticals. As of the date of this report, we generated revenue from our partnership with Aurora. Our assets are limited to the patents and the public vehicle we operate in. Our future operating results will depend on many factors, including:

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our ability to raise adequate working capital;

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success of in developing and marketing the oral delivery system;

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demand for an oral delivery system;

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offer a larger variety of medications utilizing the oral delivery system;

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the level of our competition; and

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our ability to attract and maintain key management and employees.

While our officers and directors have significant experience in the medical field, there can be no assurance that this experience will help us fully implement our business plan. Our prospects for success must be considered in the context of a new company in a highly competitive industry with few barriers to entry.

We have access to $3 Million Dollars of capital through a Equity Line of Credit (ELOC) which may result in dilution of our existing shareholders

The agreement that is in place allows us to pull money from this ELOC. This capital will allow us to expand our development and production of our patented technology to create multiple product lines. Future business development activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require additional capital. It is important to note that the team as a whole has worked for shares in the past to limit the amount of cash spent.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders. Raising any such capital could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect. The current CEO, who owns over 10% of CTT shares has been mindful of not diluting shareholders and will continue to make decisions that are in the best interests of shareholders. At current stock prices we would be required to issue approximately 166 million shares to raise $10,000,000. We do not plan to raise more than $1 million under the ELOC unless our stock price exceeds $1 and we will endeavor to raise limited funds under the ELOC below $0.20 per share. Management believes that our stock price will substantially increase and we will be required to sell substantially fewer shares under the ELOC to reach our goals and that this will reduce dilution to our shareholder, but no assurance can be given that this will occur.

We have a history of losses and our auditors report includes a “going concern” qualification

We have not generated revenue in the past two years and have continuing expenses. Currently these expenses are primarily related to our patents, audits and the expenses that come from being on the OTC Markets OTCQB Tier. CTT expects to incur further losses in the development of our business. Our audited financial statements contain a qualification as to our ability to continue as a going concern. Management's plan to address our ability to continue as a going concern includes: (1) obtaining debt or equity funding from private placement or institutional sources; (2) obtaining loans from financial institutions, where possible, or (3) participating in joint venture transactions with third parties. The possible receipt of funding under the ELOC described in this prospectus is part of that plan. We incurred a loss of ($250,229) in our fiscal year ended December 31, 2024 and a loss of ($155,907) in the year ended December 31, 2025. Although we believe that we will be able to obtain the necessary funding to allow us to remain a going concern through the methods described above, there can be no assurances that such methods will prove successful. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have generated limited operating revenue

To date, both CTT Pharmaceuticals and CTT Pharma have financed their operations primarily through private sales of common stock. Our ability to generate revenues will depend upon our ability to secure additional funding and successfully manufacture and market our Strips.

We are not expecting any significant revenues in the short-term. Moreover, even if we do identify, develop, commercialize, manufacture, and obtain required regulatory approvals, we may not generate revenues or royalties from commercial sales of these products for a significant number of years. Therefore, our proposed operations are subject to all the risks inherent in the establishment of a new business enterprise.

We will be subject to extensive governmental regulation which increases our cost of doing business and may affect our ability to commercially produce the strips.

The FDA and comparable agencies in foreign countries impose substantial requirements on the production and distribution of our strips for nicotine as an example. Vitamin strips are not subject to the same regulatory requirements and we hope would have a quicker entry point to market. It is possible that our future operations will include sales in other countries which may have significant regulatory structures applicable to us. As of the date of this prospectus we have not definitively identified any specific countries for future sales efforts.

Government regulation also affects the manufacturing and marketing of the Strip. Government regulations may delay marketing of the Strip impose costly procedural requirements upon our activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect our marketing as well as our ability to generate significant revenues from commercial sales. Moreover, if regulatory approval of our strip is granted, such approval may impose limitations on the indicated use for which the Wafer be marketed. Regulatory standards are stringently applied and failure to comply with regulatory standards can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution.

The regulatory approval process presents several risks to us:

Delays or rejections may be encountered during any stage of the regulatory process based upon the failure of the clinical or other data to demonstrate compliance with, or upon the failure of the product to meet, a regulatory agency's requirements for safety, efficacy, and quality.

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Requirements for approval may become more stringent due to changes in regulatory agency policy or the adoption of new regulations or guidelines.

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New guidelines can have an effect on the regulatory decisions made in previous years.

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The scope of any regulatory approval, when obtained, may significantly limit the indicated uses for which a product may be marketed and may impose significant limitations in the nature of warnings, precautions, and contraindications that could materially affect revenues.

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Our strips are subject to continuing and ongoing review, and discovery of problems with these products or the failure to adhere to manufacturing or quality control requirements may result in restrictions on manufacturing.

We may incur substantial product liability expenses due to the use or misuse of our Strip for which we may be unable to obtain insurance coverage.

Our business exposes us to potential liability risks that are inherent in the testing, manufacturing and marketing of a pharmaceutical delivery process. These risks will expand with respect to our drug candidates, if any, that receive regulatory approval for commercial sale and we may face substantial liability for damages in the event of adverse side effects or product defects identified with any of our products that are used in clinical tests or marketed to the public. Product liability insurance for the biotechnology industry is generally expensive, if available at all, and as a result, we may be unable to obtain insurance coverage at acceptable costs or in a sufficient amount in the future, if at all. We may be unable to satisfy any claims for which we may be held liable as a result of the use or misuse of products which we developed, manufactured or sold and any such product liability claim could adversely affect our business, operating results or financial condition.

Our business will suffer if we fail or are delayed in commercializing the strip.

Our inability or delay in commercializing the strip and any combination of pharmaceutical agents could have a significant material adverse effect on our business.

To commercialize our product, especially in the pain management sector, we will be required to develop a market introduction plan, and possibly obtain financing to support our commercialization efforts, among other things. We cannot assure you that we will succeed in these efforts as these involve activities (or portions of activities) that we have not previously completed. Therefore, we would be entering a highly competitive market with an untested, newly-established commercial capability. This outline of risks involved in the commercialization of our Strip is not exhaustive, but illustrative. For example, it does not include additional competitive, intellectual property, commercial, product liability, and commercial risks involved in a launch of the pharmaceutically based Strip.

We cannot be certain that any pharmaceutical strips will be suitable for commercial purposes.

To be profitable, we must successfully research, develop, obtain regulatory approval for, manufacture, introduce, market, and distribute our Strips under development, or secure a partner to provide financial and other assistance with these steps. The time necessary to achieve these goals for any individual pharmaceutical product is uncertain.

Our business will suffer if we cannot adequately protect our patent and proprietary rights.

Although our Wafer delivery system is patented there can be no assurance that the patent will provide us with meaningful protection from competition, or that we will possess the financial resources necessary to enforce any of our patents. Also, we cannot be certain that any products that we (or a licensee) develop will not infringe upon any patent or other intellectual property right of a third party. We also rely upon trade secrets, know-how, and continuing technological advances to develop and maintain our competitive position.

We face rapid technological change and intense competition.

Our success depends, in part, upon maintaining a competitive position in the development of products and technologies in an evolving field in which developments are expected to continue at a rapid pace. We compete with other drug delivery, biotechnology and pharmaceutical companies, research organizations, individual scientists, and non-profit organizations engaged in the development of alternative drug delivery technologies or new drug research and testing, as well as with entities developing new drugs that may be orally active. Many of these competitors have greater research and development capabilities, experience, and marketing, financial, and managerial resources than we have, and, therefore, represent significant competition.

We may not be able to successfully manage our growth, which could lead to our inability to implement our business plan.

Our growth is expected to place a significant strain on our managerial, operational and financial resources, especially considering that we currently only have a small number of executive officers, employees and advisors. Further, as we enter into various contracts or other transactions, we will be required to manage multiple relationships with various consultants, businesses and other third parties. These requirements will be exacerbated in the event of our further growth or in the event that the number of websites we operate increases. There can be no assurance that our systems, procedures and/or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully implement our business plan. If we are unable to manage our growth effectively, our business, results of operations and financial condition will be adversely affected, which could lead to us being forced to curtail our business plan and operations.

Our executive officers and key employees will be crucial to our business, and we may not be able to recruit, integrate and retain the personnel we need to succeed

Our future success is dependent, in a large part, on retaining the services of Ryan Khouri our CEO, Dr. Pankaj Modi our founder and a key consultant , Dr. Allen Greenspoon and Dr. Katharine Cole, our directors. The knowledge, leadership and technical expertise of management would be difficult to replace. While no director has plans to leave or retire in the near future, the loss of any of our directors or key consultants could have a material adverse effect on our operating and financial performance, including our ability to develop and execute our long The loss of the services of any key personnel, or our inability to attract, integrate and retain highly skilled technical, management, sales and marketing personnel could result in significant disruption to our operations, including our inability or limited success in developing our job verticals, completion of our initiatives, including growth plans and the results of our operations. Any failure by us to find suitable replacements for our key management may be disruptive to our operations. Competition for such personnel can be intense, and we may be unable to attract, integrate and retain such personnel successfully. None of our officers, directors or key consultants has an employment agreement with us.

To date, we have one independent director

As of the date of this report, we have one independent director and are currently looking to bring on one more independent director. A requirement of the OTCQB is to have 2 independent directors and we are working towards that requirement. This should happen before the end of Q1 of 2026. We will notify shareholders when this is achieved.

Our management controls a significant percentage of our current outstanding common stock.

As of the date of this prospectus, our officers and directors collectively and beneficially own approximately 50% of our outstanding common stock. This concentration of voting control gives management substantial influence over any matters which require a stockholder vote, including without limitation the election of directors and approval of merger and/or acquisition transactions, even if their interests may conflict with those of other stockholders. It could have the effect of delaying or preventing a change in control of, or otherwise discouraging, a potential acquirer from attempting to obtain control of the company. This could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the then prevailing market prices for their shares of common stock.

Intellectual property infringement claims could be brought against competitors which could prove expensive and might not be successful.

We have patent coverage in over 35 countries and intends to pursue litigation to prevent infringement. No assurance can be given that file necessary lawsuits against any company that infringes on our patented technology. Capital would have to be used for these lawsuits and we can give no assurance that we will have the necessary capital or that these lawsuits will prove successful. Additionally, as our resources allow we intend to continue to strengthen our patents both in Europe and the United States. Our US Patents expire at various dates between 2036 and 2038. No assurance can be given that we will have meaningful patent protection beyond such expiration dates.

We may incur significant increased costs as a result of operating as a public company, and our management may be required to devote substantial time to new compliance initiatives.

In the future, we may incur significant legal, accounting and other expenses as a result of operating as a public company. The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as well as new rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we are required to perform system and process evaluation and testing on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Our proposed business expansion for nicotine strips in the United States is dependent on FDA Approval.

The FDA requires approval for nicotine products and can take approximately 1-1.5 years to gain approval. Other countries have 6 months to enter into their markets for nicotine products. CTT anticipates approval in the U.S. but acknowledges there’s a wait to go to market. We will look to go to market in other countries while we wait and will look to go to market quicker with vitamin strips.

Risks related to our common stock:

There presently is a limited market for our common stock, and the price of our common stock may be volatile.

Our common stock is currently quoted on OTCQB. We have, however, a very limited trading history. If a market for our common stock ever develops, there could be volatility in the volume and market price of our common stock. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of "bid" and "ask" quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, factors relating to our industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Our stockholders could sell substantial amounts of common stock in the public market, including shares upon the expiration of any statutory holding period under Rule 144 of the Securities Act of 1933 (the "Securities Act"), if available, or upon trading limitation periods. Such volume could create a circumstance commonly referred to as an "overhang" and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to secure additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our directors and officers have rights to indemnification.

We will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director or officer, or who is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by Delaware law. The inclusion of these provisions in our Articles may have the effect of reducing the likelihood of derivative litigation against directors and officers, and may discourage or deter stockholders or management from bringing a lawsuit against directors and officers for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

We do not anticipate paying any cash dividends.

We do not anticipate paying cash dividends on our common stock for the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business strategy; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

We are subject to penny stock regulations and restrictions, and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define a "penny stock" as an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a "penny stock" and is subject to Rule 15g-9 under the Exchange Act, or the "Penny Stock Rule." This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule required by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market of penny stocks.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict persons from participating in a distribution of a penny stock, under certain circumstances, if the SEC finds that such a restriction would be in the public interest.

We have never declared a cash dividend and do not intend to declare a cash dividend in the foreseeable future.

We have never declared or paid cash dividends on our Common Stock. Payment of dividends on our Common Stock is within the discretion of our Board of Directors and will depend upon our future earnings, capital requirements, financial condition and other relevant factors. We do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future.

scale to which we expect to grow. If we are unable to realize our plans, our brand, business, prospects, financial condition and operating results

We may choose to or be compelled to undertake product recalls or take other similar actions, which could adversely affect our brand image and financial performance.

Any product recall with respect to our products may result in adverse publicity, damage our brand and adversely affect our business, prospects, operating results and financial condition. In the future, we may at various times, voluntarily or involuntarily, initiate a recall if any of our products prove to be defective or noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by us or our suppliers, could involve significant expense and could adversely affect our brand image in our target markets, as well as our business, prospects, financial condition and results of operations.

Our products and our website, systems, and data we maintain may be subject to intentional disruption, other security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling that could result in liability and adversely impact our reputation and future sales.

We may face significant challenges with respect to information security and maintaining the security and integrity of our systems and other systems used in our business, as well as with respect to the data stored on or processed by these systems. Advances in technology, an increased level of sophistication, and an increased level of expertise of hackers, new discoveries in the field of cryptography or others can result in a compromise or breach of the systems used in its business or of security measures used in our business to protect confidential information, personal information, and other data.

The availability and effectiveness of our products, and our ability to conduct our business and operations, depend on the continued operation of information technology and communications systems, some of which we have yet to develop or otherwise obtain the ability to use. Systems used in our business, including data centers and other information technology systems, will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. We anticipate using outsourced service providers to help provide certain services, and any such outsourced service providers face similar security and system disruption risks as us. Some of the systems used in our business will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in our business could result in lengthy interruptions in our service.

We are an “emerging growth company” as defined in the JOBS Act and a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are able to avail itself of reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies, which could make our Common Stock less attractive to investors and adversely affect the market price of our Common Stock in the future.

We are an “emerging growth company,” as defined in the JOBS Act. We will remain an emerging growth company until the earlier of (i) the last day of our fiscal year in which we total annual gross revenue of at least $1.235 billion; (ii) the last day of our first fiscal year following the fifth anniversary of our initial public offering; (iii) the date on which we have issued more than $1 billion in non-convertible debt securities during the previous three years; or (iv) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our Common Stock that is held by non-affiliates exceeds $700.0 million. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404;
•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
•	providing only two years of audited financial statements in addition to any required unaudited interim financial statements and a correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure for certain filings;
•	reduced disclosure obligations regarding executive compensation; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholders approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for new or revised accounting standards during the period in which we remain an emerging growth company; however, we may adopt certain new or revised accounting standards early. Changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations. In addition, our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that material weaknesses or significant deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as a “smaller reporting company” or an “emerging growth company,” we may elect not to provide stockholders or investors with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company.

We are a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting Common Stock held by non-affiliates is more than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue are more than $100.0 million during the most recently completed fiscal year and our voting and non-voting Common Stock held by non-affiliates is more than $700.0 million measured on the last business day of our second fiscal quarter.

We may choose to take advantage of some, but not all, of the available exemptions as an emerging growth company and a smaller reporting company. We will take advantage of reduced reporting burdens. We cannot predict whether investors will find our Common Stock less attractive if we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

We are required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of its internal control over financial reporting. If we are unable to achieve and maintain effective internal controls, our operating results and financial condition could be harmed.

We are an emerging growth company, and thus we are exempt from the auditor attestation requirement of Section 404(b) of Sarbanes-Oxley until such time as we no longer qualify as an emerging growth company. Regardless of whether we qualify as an emerging growth company, we will still need to implement substantial internal control systems and procedures in order to satisfy the reporting requirements under the Exchange Act and applicable requirements. We presently have a limited ability to meet this obligation and our management has no experience operating a public reporting company.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the ELOC to the Selling Stockholder, or the actual gross proceeds resulting from those sales.

In September, 2025, we entered into the ELOC with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to $10,000,000 in shares of our Common Stock, subject to certain limitations and conditions set forth in the ELOC. The shares of our Common Stock that may be issued under the ELOC may be sold by us to the Selling Stockholder at our discretion from time to time over a 24-month period commencing on the date on which all of the conditions to our right to commence sales of our Common Stock to the Selling Stockholder set forth in the ELOC were satisfied (“Commencement Date”). The principal condition that we must satisfy is the registration statement of which this prospectus forms a part being ordered effective.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to the Selling Stockholder under the ELOC. Sales of our Common Stock, if any, to the Selling Stockholder under the ELOC will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or no additional amount of the shares of our Common Stock that may be available for us to sell to Selling Stockholder pursuant to the ELOC.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of Common Stock that we may elect to sell to them under the ELOC, if any, will fluctuate based on the market prices of our Common Stock for each Purchase made pursuant to the ELOC, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Selling Stockholder under the ELOC, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the ELOC, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the ELOC, if any.

Moreover, although the ELOC provides that we may sell up to an aggregate of $3,000,000 of our Common Stock to the Selling Stockholder, we are registering 6,250,000 shares of our Common Stock for resale under this prospectus, The actual gross proceeds from the sale of the shares may be substantially less than the $10,000,000 Total Commitment available to us under the ELOC. If it becomes necessary for us to issue and sell to the Selling Stockholder under the ELOC more shares than the shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $3,000,000 under the ELOC, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our common stock over the 6,250,000 shares registered in this Registration Statement that we wish to sell from time to time under the ELOC, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to the Selling Stockholder under the ELOC.

Any issuance and sale by us under the ELOC of a substantial number of shares of Common Stock in addition to the 6,250,000 shares of our Common Stock being registered for resale by the Selling Stockholder under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our Common Stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of Common Stock, if any, we ultimately sell to the Selling Stockholder under the ELOC.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the ELOC, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell shares of our Common Stock to the Selling Stockholder pursuant to the ELOC, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

Subject to the terms and conditions of the ELOC, we may, at our discretion, direct the Selling Stockholder to purchase up to $10,000,000 of shares of our Common Stock under the ELOC from time-to-time over a 24-month period beginning on the Commencement Date. Although the ELOC provides that we may sell up to an aggregate of $10,000,000 of our Common Stock to the Selling Stockholder only 6,250,000 shares of our Common Stock are being registered hereby. The purchase price per share for the shares of Common Stock that we may elect to sell to the Selling Stockholder under the ELOC will fluctuate based on the market prices of our Common Stock for each Purchase made pursuant to the ELOC, if any. Accordingly, it is not currently possible to predict the number of shares that will be sold to the Selling Stockholder, the actual purchase price per share to be paid by the Selling Stockholder for those shares, if any, or the actual gross proceeds to be raised in connection with those sales.

Assuming a purchase price of $0.065 per share (which represents the closing price of our common stock on OTCQB on April 8, 2026), the purchase by the Selling Stockholder of all of the 6,250,000 shares being registered hereby from and after the Commencement Date would result in aggregate gross proceeds to us of approximately $406,250 which is substantially less than the $10,000,000 Total Commitment available to us under the ELOC. After deducting our fees and expenses, the aggregate net proceeds to us from all of such purchases by the Selling Stockholder would be approximately $400,000.

Accordingly, in order to receive aggregate gross proceeds equal to the $10,000,000 Total Commitment available to us under the ELOC, we would need to issue and sell to the Selling Stockholder under the ELOC more than being registered hereby, which would require us to file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder any such additional shares of our common stock we wish to sell from time to time under the ELOC, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to the Selling Stockholder under the ELOC.

The extent to which we rely on the Selling Stockholder as a source of funding will depend on a number of factors including, the prevailing market price of our Common Stock and the extent to which we are able to secure working and other capital from other sources. If obtaining sufficient funding from the Selling Stockholder were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our working and other capital needs. Even if we were to sell to the Selling Stockholder all of the shares of Common Stock available for sale to the Selling Stockholder under the ELOC, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences may be a material adverse effect on our business, operating results, financial condition and prospects.

Sales of our Common Stock to the Selling Stockholder may cause substantial dilution to our existing stockholders, the sale of the shares of our Common Stock acquired by the Selling Stockholder could cause the price of our Common Stock to decline, and the actual number of shares we will issue under the ELOC, at any one time or in total, is uncertain.

This registration statement relates to an aggregate amount of up to $3,000,000 of shares of our Common Stock that we may sell to the Selling Stockholder from time to time prior to the 24-month anniversary of the Commencement Date. The number of shares ultimately offered for sale to the Selling Stockholder under this prospectus supplement is dependent upon the number of shares we elect to sell to the Selling Stockholder under the ELOC. See “Committed Equity Financing” for more information about our obligations under the ELOC.

Depending upon market liquidity at the time, sales of shares of our Common Stock under the ELOC may cause the trading price of our Common Stock to decline. After the Selling Stockholder has acquired shares under the ELOC, it may sell all, some or none of those shares. Sales to the Selling Stockholder by us pursuant to the ELOC under this prospectus supplement may result in substantial dilution to the interests of other holders of our Common Stock. The sale of a substantial number of shares of our Common Stock to the Selling Stockholder in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to the Selling Stockholder (other than the mandatory purchase notice described above that we are obligated to issue), and the ELOC may be terminated by us at any time at our discretion without penalty.

The extent to which we rely on the Selling Stockholder as a source of funding will depend on a number of factors, including the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources.

Future sales and issuances of our Common Stock or other securities might result in significant dilution and could cause the price of our Common Stock to decline.

To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the ELOC, at prices and in a manner we determine from time to time. We may sell shares or other securities in another offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We cannot predict what effect, if any, sales of shares of our Common Stock in the public market or the availability of shares for sale will have on the market price of our Common Stock. However, future sales of substantial amounts of our Common Stock in the public market, including shares issued upon exercise of outstanding options, warrants and convertible preferred shares, or the perception that such sales may occur, could adversely affect the market price of our Common Stock.

Management will have broad discretion as to the use of the proceeds from the offering, and uses may not improve our financial condition or market value.

Because we have not designated the amount of net proceeds from the offering to be used for any particular purpose, our management will have broad discretion as to the application of such net proceeds and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will,” “continues,” “should” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, including any potential strategic transaction involving us, which may be provided by our management, are also forward-looking statements. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Forward-looking statements are based on current expectations and projections about future events, actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. You should understand that the following important factors, in addition to those discussed in under the heading “Risk Factors” included elsewhere in this prospectus and in any of our future filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, could affect our stock price or future results and could cause those results to differ materially from those expressed in such forward-looking statements:

•	our prospects, including our future business, revenues, expenses, net income, earnings per share, gross margins, profitability, cash flows, cash position, liquidity, financial condition and results of operations, backlog of orders and revenue, our targeted growth rate, our goals for future revenues and earnings, and our expectations about realizing the revenues in our backlog and in our sales pipeline;
•	the effects on our business, financial condition and results of operations of current and future economic, business, market and regulatory conditions, including the current economic and market conditions and their effects on our customers and their capital spending and ability to finance purchases of our products, services, technologies and systems;
•	the effects of fluctuations in sales on our business, revenues, expenses, net income, earnings per share, margins, profitability, cash flows, capital expenditures, liquidity, financial condition and results of operations;
•	our products, services, technologies and systems, including their quality and performance in absolute terms and as compared to competitive alternatives, their benefits to our customers and their ability to meet our customers’ requirements, and our ability to successfully develop and market new products, services, technologies and systems;
•	our markets, including our market position and our market share;
•	our ability to successfully develop, operate, grow and diversify our operations and businesses;
•	our business plans, strategies, goals and objectives, and our ability to successfully achieve them;
•	the sufficiency of our capital resources, including our cash and cash equivalents, funds generated from operations and other capital resources, to meet our future working capital, capital expenditure and business growth needs;
•	the value of our assets and businesses, including the revenues, profits and cash flows they are capable of delivering in the future;
•	the effects on our business operations, financial results, and prospects of business acquisitions, combinations, sales, alliances, ventures and other similar business transactions and relationships;
•	industry trends and customer preferences and the demand for our products, services, technologies and systems; and
•	the nature and intensity of our competition, and our ability to successfully compete in our markets.

These statements are necessarily subjective, are based upon our current plans, intentions, objectives, goals, strategies, beliefs, projections and expectations, and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly-available information with respect to the factors upon which our business strategy is based, or the success of our business. Because we are not currently subject to the reporting requirements of the Exchange Act, we are not able to rely on the safe harbor exemptions contained therein and cited above.

COMMITTED EQUITY FINANCING

General

On September 8, 2025, we entered into the ELOC and the Registration Rights Agreement with RH2, LP. Pursuant to the ELOC, we have the right to sell to the Selling Stockholder up to a Total Commitment of $10,000,000 in shares of our Common Stock, subject to certain limitations and conditions set forth in the ELOC. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by the Selling Stockholder of shares of Common Stock that we have issued and may issue to Selling Stockholder under the ELOC.

We do not have further right to make sales of our Common Stock to the Selling Stockholder under the ELOC until the registration statement that includes this prospectus is declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after such time, we will control the timing and amount of any sales of our Common Stock to the Selling Stockholder. Actual sales of shares of our Common Stock to the Selling Stockholder under the ELOC will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for our company and our operations.

With certain limited exceptions, the purchase price per share of the shares of Common Stock that we elect to sell to the Selling Stockholder pursuant to a Purchase under the ELOC will be equal to eighty five percent (85.0%) of the lowest daily VWAP during the ten business days prior to the date we deliver a notice to the Selling Stockholder. There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for the Common Stock under the ELOC.

The ELOC prohibits us from directing the Selling Stockholder to purchase any shares of our Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by the Selling Stockholder (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in the Selling Stockholder beneficially owning more than the Beneficial Ownership Cap of 4.99% of the outstanding Common Stock.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of Common Stock that we may elect to sell to the Selling Stockholder under the ELOC, if any, will fluctuate based on the market prices of our Common Stock, as of the date of this prospectus it is not possible for us to predict the number of shares of Common Stock that we will sell to the Selling Stockholder under the ELOC, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of December 11, 2025, there were 58,712,232 shares of our Common Stock outstanding, of which 17,869,460 shares were held by non-affiliates, which excludes the 6,250,000 shares of Common Stock registered hereby and shares of Common Stock that we may, in our sole discretion, sell to the Selling Stockholder from time to time pursuant to the ELOC. If all of the shares offered for resale by the Selling Stockholder under this prospectus were issued and outstanding as of December 30, 2025, we would have 64,962,232 shares outstanding and the shares offered hereby would represent such shares would represent approximately 9.6% of the total number of shares of our Common Stock outstanding and approximately 25.9% of the total number of outstanding shares held by non-affiliates, in each case as of December 30, 2025.

The net proceeds from sales, if any, under the ELOC, will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Stockholder. To the extent we sell shares under the ELOC, we currently plan to use any proceeds therefrom for costs of this transaction, for working capital, strategic and other general corporate purposes.

The issuance of our Common Stock to the Selling Stockholder pursuant to the ELOC will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

The ELOC and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Neither we nor the Selling Stockholder may assign or transfer its rights and obligations under the ELOC, and no provision of the ELOC or the Registration Rights Agreement may be modified or waived by the parties.

Purchase of Shares by RH2, LP

Upon the terms and subject to the conditions set forth in the ELOC, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period from and after the Commencement Date, to direct the Selling Stockholder to purchase up to a maximum amount of shares of Common Stock based on a percentage of total volume on the purchase at the applicable purchase price per share to be calculated on the trading day the Selling Stockholder receives purchase notice from us (the “Purchase Date”) in accordance with the ELOC (each, a “Purchase).

The Purchase Price to be paid by the Selling Stockholder in a Purchase will be equitably adjusted as set forth in the ELOC for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

The payment for shares in respect of each Purchase under the ELOC will be settled on the third (3rd) trading day immediately following the delivery of the shares to the Selling Stockholder, which shall occur on the trading day immediately following the applicable Purchase Date.

Conditions Precedent to Commencement and For Delivery of Purchase Notices

Our right to deliver Purchase notices to the Selling Stockholder under the ELOC, and the Selling Stockholder’s obligation to Purchase notices delivered by us under the ELOC, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction of the conditions precedent thereto set forth in the ELOC, all of which are entirely outside of the Selling Stockholder’s control, which conditions including the following:

•	the accuracy in all material respects of the representations and warranties of the company included in the ELOC;
•	Our having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the ELOC to be performed, satisfied or complied with by us;
•	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by us to the Selling Stockholder under the ELOC) having been declared effective under the Securities Act by the SEC, and the Selling Stockholder being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement,) to resell all of the shares of Common Stock included in this prospectus (and included in any such additional prospectuses);
•	the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by us to the Selling Stockholder under the ELOC) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Common Stock for offering or sale in any jurisdiction;
•	there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by us to the Selling Stockholder under the ELOC) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in light of the circumstances under which they were made) not misleading;
•	this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by us with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have been filed with the SEC;
•	trading in the Common Stock shall not have been suspended by the SEC, we shall not have received any final and non-appealable notice that the listing or quotation of the Common Stock on the OTCQB shall be terminated on a date certain (unless, prior to such date, the Common Stock is listed or quoted on any other Eligible Market, as such term is defined in the ELOC), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock;
•	we shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the ELOC and the Registration Rights Agreement;
•	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the ELOC or the Registration Rights Agreement;
•	the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the ELOC or the Registration Rights Agreement, or seeking material damages in connection with such transactions;
•	all of the shares of Common Stock that may be issued pursuant to the ELOC shall have been approved for listing or quotation on OTCQB (or if the Common Stock is not then listed on OTCQB, on any Eligible Market), subject only to notice of issuance; and

•	no condition, occurrence, state of facts or event constituting a material adverse effect shall have occurred and be continuing.

Termination of the ELOC

Unless earlier terminated as provided in the ELOC, the ELOC will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 24-month anniversary of the Commencement Date;
•	the date on which the Selling Stockholder shall have purchased shares of Common Stock under the ELOC for an aggregate gross purchase price equal to its $3,000,000 Total Commitment under the ELOC;
•	the date on which the Common Stock shall have failed to be listed or quoted on The OTCQB Capital Market or any other Eligible Market; and
•	the date on which we commence a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against us, a custodian is appointed for us in a bankruptcy proceeding for all or substantially all of its property, or we make a general assignment for the benefit of its creditors.

We have the right to terminate the ELOC at any time after the Commencement Date, at no cost or penalty, upon ten (10)  days’ prior written notice to the Selling Stockholder. We and the Selling Stockholder may also terminate the ELOC at any time by mutual written consent.

The Selling Stockholder also has the right to terminate the ELOC upon ten (10)  days’ prior written notice to us, but only upon the occurrence of our material breach of the ELOC.

No termination of the ELOC will affect the Registration Rights Agreement, which will survive any termination of the ELOC.

No Short-Selling or Hedging by RH2, LP

The Selling Stockholder has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our Common Stock during any time prior to the termination of the ELOC.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the ELOC, we are limited in our ability to enter into specified variable rate transactions during the term of the ELOC. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Common Stock after the date of issuance.

Effect of Performance of the ELOC on our Stockholders

All shares of Common Stock that have been or may be issued or sold by us to the Selling Stockholder under the ELOC that are being registered under the Securities Act for resale by the Selling Stockholder in this offering are expected to be freely tradable. The shares of Common Stock being registered for resale in this offering may be issued and sold by us to the Selling Stockholder from time to time at our discretion over a period of up to 24 months commencing on the Commencement Date. The resale by the Selling Stockholder of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, by the Selling Stockholder under the ELOC will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the ELOC.

If and when we do elect to sell shares of our Common Stock to the Selling Stockholder pursuant to the ELOC, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this Offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the ELOC, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Although the ELOC provides that we may sell up to an aggregate of $10,000,000 of our Common Stock to the Selling Stockholder, we are registering 6,250,000 shares of our Common Stock. If after the Commencement Date we elect to sell to the Selling Stockholder all of the 6,250,000 shares of Common Stock being registered for resale under this prospectus that are available for sale by us to the Selling Stockholder in Purchases under the ELOC, depending on the market prices of our Common Stock, the actual gross proceeds from the sale of the shares may be substantially less than the $10,000,000 Total Commitment available to us under the ELOC. If it becomes necessary for us to issue and sell to the Selling Stockholder under the ELOC more shares than being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $10,000,000 under the ELOC, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Common Stock over the 6,250,000 shares registered in this Registration Statement that we wish to sell from time to time under the ELOC, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to the Selling Stockholder under the ELOC. Any issuance and sale by us under the ELOC of a substantial number of shares of Common Stock in addition to the 6,250,000 shares of our Common Stock being registered for resale by the Selling Stockholder under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our Common Stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of Common Stock, if any, we ultimately sell to the Selling Stockholder under the ELOC.

Our present plan is to utilize no more than $1,000,000 of the funds available under the ELOC unless our stock price exceeds $1 per share in order to reduce dilution to our shareholders.

The following table sets forth our intended utilization of the ELOC at differing stock price levels.

Price of Common Stock	Number of Shares to be Put under the ELOC	Gross Proceeds
$0.10	600,000	$60,000
$0.15	1,600,000	$240,000
$0.20	2,500,000	$500,000
$0.50	1,000,000	$500,000
$0.75	266,666	$200,000
$1.00	2,500,000	$2,500,000
$2.00	1,500,000	$3,000,000
$3.00	1,000,000	$3,000,000

The following table sets forth, for illustrative purposes only, the amount of gross proceeds we would receive from the Selling Stockholder from our sale of the 6,250,000 shares being registered by this registration statement to the Selling Stockholder under the ELOC at varying purchase prices: The examples in the table are illustrative only and do not represent actual transactions.

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to the Selling Stockholder(2)	Gross Proceeds from the Sale of Shares to the Selling Stockholder Under the ELOC
$0.06	6,250,000	9.6%	$ 375,000
$0.08	6,250,000	9.6%	$ 500,000
$0.10	6,250,000	9.6%	$ 625,000
$0.15	6,250,000	9.6%	$ 937,500
$0.30	6,250,000	9.6%	$1,875,000
$0.30	6,250,000	9.6%	$2,500,000

_____________

(1)	Although the ELOC provides that we may sell up to $10,000,000 of our Common Stock to the stockholder, we are only registering 6,250,000 shares under this prospectus, which may or may not cover all of the shares we ultimately sell to the stockholder under the ELOC. The number of registered shares to be issued as set forth in this column does not give effect to the (i) the Beneficial Ownership Cap, or (ii) the Total Commitment amount of $3,000,000.
(2)	The denominator is based on 58,837,232 shares outstanding as of December 31, 2025, adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to the Selling Stockholder in future sales, assuming the average purchase price in the first column for all shares issued. The numerator is based on the number of shares issuable pursuant to future sales under the ELOC (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.
(3)	The closing sale price of our Common Stock on April 8, 2026 was $0.065

USE OF PROCEEDS

This prospectus relates to shares of Common Stock that may be offered and sold from time to time by the Selling Stockholder. We will not receive any proceeds from the resale of shares of Common Stock by the Selling Stockholder.

We may receive up to $10 million in gross proceeds pursuant to the ELOC. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use any proceeds from the Selling Stockholder that we receive under the ELOC for working capital, strategic and general corporate purposes. We hope to be able to purchase manufacturing equipment for approximately $500,000 to bring the manufacture of our strips “in house”, but can give no assurance that we will be able to do this. In addition, we will require suitable manufacturing space which we believe will cost us approximately $2,000 per month.. Accordingly, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of our shares pursuant to the ELOC. Therefore, our management will have broad discretion to determine the specific use for the net proceeds and we may use the proceeds for purposes that are not contemplated at the time of this offering. If we raise more than $500,000, the additional funds will be expended on marketing, regulatory matters or additional manufacturing capacity in management’s discretion If we are unable to raise $500,000, we will seek to raise the necessary funds through debt financing or through other commercial means. We may retain our founder, Dr. Modi, at a cost of up to $50,000 per year to assist in our development efforts with our initial efforts being directed towards vitamin and nicotine strips.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Market Information and Number of Stockholders

Our Common Stock is listed on the OTCQB Market under the symbol “CTTH.” The closing price for our Common Stock on the OTCQB on April 8, 2026 was $0.065 per share.

Based upon information furnished by our transfer agent, as of April 80, 2026 there were approximately 1,087 holders of record of our Common Stock. A substantially greater number of holders of our Common Stock are “street name” or beneficial holders, whose shares of record are held by banks, brokers, and other financial institutions.

Dividend Policy

We have never declared or paid any cash dividends on shares of our Common Stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board of Directors. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of June 30, 2025:

•	on an actual basis;
•	on an as adjusted basis to give effect to the events above and the issuance and sale of 6,250,000 shares of our Common Stock at an assumed Purchase Price to Selling Stockholder of $.06 per share, based on the $0.065 price of our Common Stock on April 8.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes for the six months ended June 30, 2025, and for the fiscal year ended December 31, 2025 included elsewhere herein.

	As of December 31, 2025 (unaudited)
()	Actual	As adjusted
Cash and Cash Equivalents:	$15,329	$390,329
Total Current Liabilities:	0	0
Total Long-Term Liabilities:	31,018	31,018

Stockholders’ Equity (Deficit):
Common Stock, par value $0.0001 per share: 300,000,000 shares authorized and 58,837,232 shares outstanding, actual; 300,000,000 shares authorized and 65,087,232 outstanding, as adjusted	5,884	6,502

Additional paid-in capital	7,600,729	7,975,354
Accumulated deficit	(7,551,443)	(7,551,443)
Total stockholders’ equity	$55,150	$430,150

The as adjusted information discussed above is illustrative only.

OUR BUSINESS

Overview and Corporate History

CTT Pharmaceutical Holdings, Inc. (“CTT Pharmaceuticals”, "the Company," "our", “us” or "we") is a Delaware Corporation which was incorporated on December 6, 1996 under the name Winchester Mining Corp. The name of the Company was changed to PNW Capital, Inc. on May 16, 2000. In 2002, PNW Capital, Inc. acquired Industrial Minerals Incorporated, a private Nevada Corporation, and changed its name to Industrial Minerals, Inc. Effective July 26, 2011, the Company adopted the name of "Mindesta Inc.". In conjunction with this action, the Company reverse split its stock on a 20:1 basis.

Due to financial difficulties and the inability to secure financing, the Company ceased operations in 2013.

On September 9, 2014 the Company. entered into a Share Exchange Agreement (the "Exchange Agreement") with CTT Pharmaceuticals, Inc., f/k/a Fenwafe Inc., an entity organized under the Canadian Corporations Business Act in March 2007 ("CTT" or "CTT Pharma"), and the shareholders of CTT Pharma whereby the Company acquired all of the issued and outstanding shares of common stock of CTT Pharma in consideration for the issuance of 149,183,285 shares of our common stock of which CTT Pharma instructed us to issue 8,444,337 to Capital Financial. (The shares of common stock issued to Capital Financial was an obligation incurred by CTT Pharma.)

The 149,183,285 restricted common stock issued at closing represented approximately 80% of the then issued and outstanding shares of our common stock.

Effective July 20, 2015 we changed our name to CTT Pharmaceutical Holdings, Inc. (“CTT Pharmaceuticals”).

CTT is now a wholly owned subsidiary of CTT Pharmaceuticals and is now the Company’s exclusive focus. We have abandoned all of our previous business operations. CTT Pharma is a development stage company with limited operations to date focused on developing an oral delivery system of medication contained on a disposable film.

CTT Pharma- Present Operations

CTT Pharma specializes in drug delivery systems technology within the pharmaceutical industry. CTT Pharma's focus is fast dissolving drug delivery systems. The Company's technology platform includes the development of advanced oral delivery thin dissolvable strips. These strips can be infused with Pharmaceuticals, Nutraceuticals, Nicotine, and many other applications that are identified in CTT’s patents.. An example of how our technology can help is with tobacco industry. A low dose nicotine strip utilizing our technology could provide a viable alternative to smoking and other oral products that stay in the mouth for an extended time.

In 2019, CTT Pharma went to market in Canada for our THC Dissolvable Strips and gained Health Canada approval. The strips sold in weeks with no advertising. As a result of this trial, CTT’s patented technology was no longer was a concept. CTT’s principal asset is a patented orally administered dissolvable strip. Based on the results from the Canada marketing, management has been seeking a way forward to expand production and to increase the value of our sales to our shareholders as the payments to the Company were not significant. We only sold THC strips in Canada pursuant to doctor supervision.

On December 9, 2010 Pankaj Modi was issued Canadian Patent CA 2624110 C and subsequently on January 7, 2014, Pankaj Modi, our previous Chief Executive Officer (CEO) and Founder was issued US Patent Number 8,823,401 B2 in connection with the wafer formulation. On August 29, 2013 these was subsequently assigned to CTT Pharmaceutical Inc., f/k/a Fenwafe Inc. Subsequently, CTT has been granted additional patents in the United States and Europe.

The Strip is an orally administrable wafer comprising at least one physiologically acceptable film forming agent. The wafer is formed by mixing the film-forming agent with an aqueous solution to form a gel and exposing the gel to a plurality of heating and cooling cycles. The strip formulation relates to a rapidly dissolving formulation suitable for oral administration.

Management also believes that the strip is treated with a pharmaceutical agent designed to reduce or treat a medical condition. However, any such application of the strips will require FDA and will only be pursued if the Company has sufficient resources and management believes that it is in the interest of our shareholders.

CTT Pharma can develop strips wafer for pain relief, vitamins, smoking cessation and many other uses for many industries. The strip eliminates the unpleasant effect of rolling and smoking cigarettes. However, regulatory compliance and testing for a new product delivery system as well as costs associated with launching a product creates a need for additional capital. Our initial efforts will be for vitamin strips and nicotine strips.

CTT will pursue regulatory approval in the United States for a dissolvable nicotine strip and has already started drafting the required FDA application. Management believes that nicotine strips require FDA approval, which may be a long and costly process, while vitamin strips do not require FDA approval. The cCmpany is in talks with a testing facility and the representative that will help with any regulatory hurdles CTT will encounter. The company is looking to launch a nicotine product in 2026. Key entry points for our technology will be in North America and Europe. Additionally, CTT will look to bring vitamin strips to market in the United States in 2026 as FDA approval is not required. This does not have the same regulatory constraints that nicotine products have. Both industries provide a large opportunity for CTT to gain revenue streams  through our innovative technology. The CEO of CTT has a identified a real need for our technology in the tobacco/nicotine industry as more than 480,000 American die each year from the effects of smoking or 1300 per day and more than 8 million deaths worldwide. More than 16 million Americans live with chronic diseases from smoking as smoking is the leading preventable cause of chronic diseases, including cancers, heart disease, stroke, lung diseases (like COPD), and type 2 diabetes, according to the CDC. Tobacco costs the United States over $241 billion in health care expenditures and more than $365 billion in lost productivity each year as approximately 6.9 billion cigarette packs were sold in the U.S. in 2024 alone. This provides and opportunity for CTT’s technology to help smokers stop smoking by giving them an alternative to smoking. Additionally, CTT believes it can take market share away from other oral products such as pouches, gum and lozenges. The $3 Million Equity Line of Credit that CTT has signed with RH2 Equity Partners will give the company the ability to independently launch this much needed product as well as our vitamin strips. Pharmaceutical strips will require more funding and will be done as the company grows and/or with a partnership with a larger pharmaceutical company.

Management believes that the proceeds of this offering will allow the Company top acquire its own machinery to produce its strips and result in substantial benefit to our shareholders.

PAIN MANAGEMENT

Medical efforts to treat pain, known as "pain management", address a large market, as clinical pain is a worldwide problem with serious health and economic consequences. The extent of the chronic pain problem poses a significant economic burden for patients, health services and societies alike. The economic impact of pain is greater than most health conditions due to its effects on rates of absenteeism, reduced level of productivity and increased risk of leaving the work force.

In a 2012 report from health economists from John Hopkins University published a report in The Journal of Pain (Volume 13, No.8 2012) researchers estimated that the annual cost of chronic pain is as high as $635 billion per year. Researchers estimated that the annual economic costs of chronic pain assessed the incremental costs of health care related to the chronic pain and the indirect costs of chronic pain from lower productivity. For those with persistent pain, it limits their functional status and adversely impacts their quality of life.

Drugs are a key element in the treatment of pain. The pain management market has grown immensely in recent years and is expected to continue to grow significantly. This is likely due to a number of factors, such as, a rapidly aging population, patient demand for rapid effective pain relief, increasing recognition of the therapeutic and economic benefits of rapid and effective pain management by physicians, healthcare providers and payers, and longer survival times for patients with painful chronic conditions, such as cancer and AIDS.

Many different kinds of pain exist including acute, chronic, persistent and breakthrough pain. As well, there exist different approaches to treat pain. Opiates are typically prescribed to manage moderate-to-severe acute or chronic breakthrough pain due to the fact that fast-acting, short-lived opiates can provide rapid delivery. The most common acute use of opioids is for post-surgical pain. Opiates drugs used to treat acute pan include intravenous fentanyl, hydrocodone and oral oxycodone, which provide rapid pain relief but pose a huge risk of addiction and dependency. We believe that there are other Pharmaceutical and non-pharmaceutical drugs that can provide the same type of pain relief as opiates without the risks of addiction.

The route of administration of any medication is an important consideration. Although many patients prefer oral administration of medications, oral medication is not always "fast-acting", a property which is clearly desirable in the treatment of acute breakthrough pain. Also, orally administrable medications are generally provided in the form of solid shaped articles such as tablets, pills, caplets and capsules that retain their shape under moderate pressure. Some patients, particularly pediatric and geriatric patients, have difficulty administering an oral medication due to inability to swallow, nausea or other gastrointestinal problems. Breakthrough pain medications can be taken in other ways, including by injection, under the tongue (sublingual), rectally, or transmucosally absorbed in the mouth but not swallowed; however, these forms of administration are often not as "fast-acting" as would be desired.

Liquid, syrups or suspensions are an alternative to solid dosage forms and are often preferred for pediatric and geriatric patients who have problems swallowing tablets.

However, these dosage forms can be difficult to measure accurately and administer easily. Liquid formulations often deteriorate rapidly upon exposure to heat or other atmospheric conditions and consequently have a relatively short shelf life. Furthermore, liquid formulations require a relatively large volume and are bulky to store.

The bitter after-taste of many drugs which are orally administered, such as tablets, capsules or suspensions, often contributes to patient non-compliance in taking medicine. Apart from the taste of a chewable nutritional supplement, the 'mouth-feel' of the supplement must also be taken into account. 'Mouth-feel' is a concept that encompasses non-taste-related aspects of the sensation experienced by a person while chewing or swallowing a nutritional supplement. Aspects of mouth-feel include the hardness and brittleness of a composition, whether the composition is chewy, gritty, oily, creamy, watery, sticky, easily dissolved, astringent, effervescent, and the like, and the size, shape, and form (tablet, powder, gel, etc.) of the composition.

In view of the foregoing, there remains a need to develop a formulation for the oral delivery of a pharmaceutical agent that overcomes at least one of the disadvantages of prior formulations. CTT Pharma's strip technology has overcome many of these problems.

A "pharmaceutical agent" refers to any compound useful to treat or reduce the symptoms of a medical condition. Examples of pharmaceutical agents include:

antimicrobial agents, such as triclosan,

non-steroidal anti-inflammatory drugs, such as aspirin, acetaminophen and ibuprofen;

decongestants, such as pseudoephedrine hydrochloride and phenylepherine;

anti-histamines, such as brompheniramine maleate and chlorpheniramine maleate,

expectorants, such as guaifenesin, ipecac, potassium iodide, terpin; anti-diarrheals, such a loperamide;

general nonselective CNS depressants, such as barbiturates;

general nonselective CNS stimulants such as caffeine and nicotine;

Anti-parkinsonism drugs such as levodopa;

psychopharmacological drugs such as chlorpromazine and methotrimeprazine; and

hypnotics, sedatives, antiepileptics, awakening agents

Accordingly, management believes that a strip formulation may be an effective tool for treatment of pain and many diseases.

THE STRIP

Our strip is an orally administrable paper-thin polymer film used as a carrier for pharmaceutical agents. The strip rapidly dissolves to release the pharmaceutical agent as soon as it comes in contact with saliva, thus obviating the need for water during administration. This attribute makes the wafer highly attractive for pediatric and geriatric patients due to the difficulty in swallowing conventional tablets and capsules.

The strip is advantageously stable but readily dissolves on oral administration. Accordingly, the strip is suitable for the oral administration of a compound such as a pharmaceutical agent to permit rapid release and onset of activity of the compound incorporated within the strip. Our orally administered strip comprises at least one physiologically acceptable film forming agent and an aqueous solvent characterized by a dissolution rate of at least about 2 mg/s in an aqueous environment.

There are several different aspects to our orally administered agents:

At least one physiologically acceptable film forming agent, wherein said strip is formed by exposing an aqueous mixture of the film forming agent to a plurality of heating and cooling cycles.

·

A pharmaceutical agent and at least one physiologically acceptable film forming agent, wherein the pharmaceutical agent is present in a pre-defined quantity.

To incorporate a pharmaceutical agent into a wafer according to the invention, the pharmaceutical agent is dissolved in an aqueous solution and added to a gel formed by an aqueous mixture of a selected film-forming agent. The wafer-forming heating and cooling cycles are then applied to the admixture of the pharmaceutical agent.

Delivery of a pharmaceutical agent via an orally administrable strip provides a mechanism for rapid access to the activity of the pharmaceutical agent in comparison with currently available orally administrable formulations. The strip exhibits a very rapid rate of dissolution in an aqueous environment and, thus, provides expedited delivery of a pharmaceutical agent which translates into accelerated access to the activity of the pharmaceutical agent.

In addition, the present strip formulation provides a rapidly dissolving oral dosage form comprising a defined quantity or dose of pharmaceutical agent not previously attainable. While prior batch extrusion methods for making film-like products cannot be used to generate dosage forms comprising a defined quantity of pharmaceutical agent, the heating/cooling cycling method of making the present strip provides this capability.

Our Strip is superior to other pharmaceutical delivery systems in that these delivery systems are limited due to poor bioavailability, slow on-set of action or variable absorption. In those cases, our technology may increase the benefit of the therapy by improving bioavailability or absorption or by decreasing time to onset of action.

The wafer formulations can be enhanced in a number of ways to include:

Saliva stimulating agents

Plasticizing agents

Cooling agents

Stabilizing agents

Thickening agents

Artificial sweeteners

Binding agents

Colorants

A "pharmaceutical agent" refers to any compound useful to treat or reduce the symptoms of a medical condition. Examples of pharmaceutical agents include:

antimicrobial agents, such as triclosan,

non-steroidal anti-inflammatory drugs, such as aspirin, acetaminophen and ibuprofen;

decongestants, such as pseudoephedrine hydrochloride and phenylepherine;

anti-histamines, such as brompheniramine maleate and chlorpheniramine maleate;

expectorants, such as guaifenesin, ipecac, potassium iodide, terpin;

anti-diarrheals, such a loperamide;

general nonselective CNS depressants, such as barbiturates;

general nonselective CNS stimulants such as caffeine and nicotine;

Anti-parkinsonism drugs such as levodopa;

psycho-pharmacological drugs such as chlorpromazine and methotrimeprazine; and

hypnotics, sedatives, antiepileptics, awakening agents

Delivery of a pharmaceutical agent via an orally administrable wafer provides a mechanism for rapid access to the activity of the pharmaceutical agent in comparison with currently available orally administrable formulations. The wafer exhibits a very rapid rate of dissolution in an aqueous environment and, thus, provides expedited delivery of a pharmaceutical agent which translates into accelerated access to the activity of the pharmaceutical agent.

In addition, the present wafer formulation provides a rapidly dissolving oral dosage form comprising a defined quantity or dose of pharmaceutical agent not previously attainable.

The wafer formulations can be enhanced in a number of ways to include:

Saliva stimulating agents

Plasticizing agents

Cooling agents

Stabilizing agents

Thickening agents

Artificial sweeteners

Binding agents

Colorants

Preparing Strips comprises the following steps:

1. Mixing at least one physiologically acceptable film forming agent with an aqueous solution to form a gel; and

2. Exposing the gel to cycles of heating and cooling to transform the gel mixture.

An orally administrable strip may be made using one or more physiologically acceptable film forming agents. The term "physiologically acceptable" refers to film-forming agents that are acceptable for consumption and that exhibit minimal or no adverse side effects on consumption.

Secondary film forming agents may be added to the formulation to optimize wafer characteristics such as tensile strength, stability, flexibility and brittleness. The amount of secondary film forming agent will vary depending on the primary film forming agent used as well as the desired properties of the wafer.

The strip is extremely thin which contributes to its rapid dissolution and ease of administration.

Overview of Drug Delivery Industry

The drug delivery industry develops technologies for the improved administration of drugs. Drug delivery companies may seek to develop products on their own that would be patent-protected by applying proprietary technologies to off-patent pharmaceutical products. Primarily, drug delivery technologies are focused on improving safety, efficacy, ease of patient use and/or patient compliance. Pharmaceutical and biotechnology companies consider improved drug delivery as a means of gaining competitive advantage over their peers.

Pain management is a prime target for the drug delivery industry for a number of reasons. Most delivery systems are administered by injection, transdermal or traditional oral delivery systems. Many of these delivery systems address large markets for which there is an established medical need. Alternative delivery systems for pharmaceutical agents are widely used, as physicians are familiar with them and accustomed to prescribing them. However, therapeutic benefits vary significantly.

Poor patient acceptance of other delivery systems, especially injection therapies can lead to medical complications. In addition, injections can often require incremental costs associated with administration in hospitals or doctors' offices.

We believe that patient acceptance of and adherence to a dosing regimen is higher for orally delivered medications than it is for non-orally delivered medications. Our business strategy is partly based upon our belief that our strip is an efficient and safe delivery system which represents a significant commercial opportunity.

Leading Current Approaches to Drug Delivery

Transdermal (via the skin) and "Needleless" Injection

Penetration into or through the skin is neither efficient nor ineffective. Some pharmaceutical agents can be transported across the skin barrier into the bloodstream.

Nasal (via the nose)

The nasal route (through the membranes of the nasal passage) of drug administration has been limited by low and variable bioavailability for proteins and peptides. As a result, penetration enhancers often are used with nasal delivery to increase bioavailability. These enhancers may cause local irritation to the nasal tissue and may result in safety concerns with long-term use.

Pulmonary (via the lung)

Pulmonary delivery (through the membranes of the lungs) of drugs is emerging as a delivery route for large molecules. Although local delivery of respiratory drugs to the lungs is common, the systemic delivery (i.e., delivery of the drugs to the peripheral vasculature) of macromolecular drugs is less common because it requires new formulations and delivery technologies to achieve efficient, safe and reproducible dosing.

Intraoral (via the membranes in the mouth)

Intraoral delivery is also emerging as a delivery route for large molecules. Buccal delivery (through the membrane of the cheek) and sublingual delivery (through the membrane under the tongue) are forms of intraoral delivery.

Oral (via the mouth)

We believe that the oral method of administration is the most patient-friendly option, in that it offers convenience, is a familiar method of administration that enables increased compliance and, for some therapies, may be considered the most physiologically appropriate. We, and other drug delivery and pharmaceutical companies, have developed or are developing technologies for oral delivery of drugs. We believe that our Strip provides an important competitive advantage in the oral route of administration because it does not alter the chemical composition of the therapeutic macromolecules. Further, we believe that our Strip will be preferred to oral delivery systems because of the quantity or frequency of the dosage, the physical size of the capsule or tablet being swallowed or the taste. For example, in an oral liquid formulation, patient compliance was hindered by patients' distaste for the liquid being administered. In addition, patients and the marketplace will more likely respond favorably to improvements in absorption, efficacy, safety, or other attributes of our Strip.

Patents and Other Forms of Intellectual Property

Our success depends, in part, on our ability to obtain patents, maintain trade secret protection, and operate without infringing the proprietary rights of others. We seek patent protection on various aspects of our proprietary chemical and pharmaceutical delivery technologies, including the delivery agent compounds and the structures which encompass our Strip. Its method of preparation and the combination of our compounds with a pharmaceutical agent.

On January 7, 2014 the United States Patent and Trademark Office issued Patent Number 8,623,401 B2 to Panka Modi for his wafer formulation. On December 9, 2010 the Canadian Intellectual Property Office issued Patent Number 2,624,110 to Dr, Modi for his wafer formulation. Both patents were subsequently assigned to CTT Pharma. CTT was also granted European Patent 17759030.4 for an orally administrable composition and several further US Patents. With available renewals, our patents will not expire until after 2040.

We intend to file additional provisional patent applications when appropriate and to aggressively prosecute, enforce, and defend our patents and other proprietary technology to the extent our resources allow.

We also rely on trade secrets, know-how, and continuing innovation in an effort to develop and maintain our competitive position. Patent law relating to the patentability and scope of claims in the biotechnology and pharmaceutical fields is evolving and our patent rights are subject to this additional uncertainty.

Others may independently develop similar products or technologies or, if patents are issued to us, design around any products or processes covered by our patents. We expect to continue, when appropriate, to file product and other patent applications with respect to our inventions. However, we may not file any such applications or, if filed, the patents may not be issued. Patents issued to or licensed by us may be infringed by the products or processes of others.

Defense and enforcement of our intellectual property rights can be expensive and time consuming, even if the outcome is favorable to us. It is possible that the patents issued to or licensed to us will be successfully challenged, that a court may find that we are infringing validly issued patents of third parties, or that we may have to alter or discontinue the development of our products or pay licensing fees to take into account patent rights of third parties.

PRODUCT DEVELOPMENT AND MILESTONES

During the 2026 we estimate that general and administrative expenses including salaries, patent expenses and travel will be approximately $75,000.

We estimate our equipment, manufacturing employee and facility expenses for 2026 to be $500,000. This will include the purchase of equipment to allow is to manufacture the strip in house. Additional capital will go to product launches, including development, purchase orders and additional employees. CTT’s ELOC of $10 million will be sufficient for the company to scale up if we get substation demand from retailers/customers.

Subject to regulatory approval from the FDA and grant funding from the NIH for utilizing our dissolvable nicotine strips as a smoking cessation product, clinical trials will begin with Johns Hopkins University. Approval of the NIH grant would allow for a 3 year Phase 1 study with approximately 20-30 patients relating to the efficacy and safety of our Strips. Upon grant approval we anticipate trials to start within 90 days.

MANUFACTURING

CTT will look to manufacture our own strips and will move towards acquiring the necessary equipment and facility to develop our patented technology. We will also look to partner with other pharmaceutical companies that want to develop pharmaceutical drugs and would be willing to use their facilities to manufacture products in a joint partnership.

If we build a manufacturing facility in Tampa, FL, we estimate the cost to build and equip this facility will be approximately $500,000.

The facilities and equipment required to develop our technology:

1) Regulatory costs

2) Building security, including access control, video surveillance and motion detectors;

3) Equipment to produce the Strips and

4) Laboratory equipment to monitor and test product quality

The facility will be subject to Good Manufacturing Practices. ("GMP"). GMP is the national standard for the production of pharmaceuticals. A GMP facility is under strict environmental control to assure manufacturing of sterile, potent and uncontaminated products for human therapies.

It is not enough to build a GMP facility, it is critically important that it also operate at current Good Manufacturing Practice levels. It must have standard operating procedures (SOPs) in place to ensure proper manufacturing, record keeping and retention, environmental cleaning, and facility and equipment monitoring.

In order to produce strips in United States the previous discussed points are necessary. The annual quota allocated to us or our contract manufacturers for the active ingredient in any product may not be sufficient to meet commercial demand or complete clinical trials. Consequently, any delay or refusal by the United States in establishing our procurement and/or production quota for controlled substances could delay or stop our product launches, which could have a material adverse effect on our business, financial position and operations.

Total expenses in year two (following the initial production of the Strip) are estimated to be $1 million to $2 million.

Distribution

Once the Company gains regulatory approval for certain products the Company intends to solicit companies in multiple countries for the exclusive right to distribute the Company's patented strips. There can be no assurance that the Company will be successful in negotiating licensing agreements. Additionally, CTT will look to gain a retail presence independently of licensing agreements.

Commercialization

We believe that our patented dissolvable strips positions us as a viable commercial-stage entity, anchored by our Nicotine Strips and our Vitamin Strips. As we transition to this strategy, we remain dedicated to further realizing the full potential and commercial value of our patented technology with other products.

We recognize, however, that further development, exploration and commercialization of our technology involves substantial risk and requires significant operational expenditures. We continue to refocus our efforts on strategic development initiatives to reduce non-strategic spending aggressively, and seek to obtain the funding necessary to implement our new corporate strategy. The Company has been able to secure adequate funding to meet its current obligations and successfully pursue its strategic direction. Furthermore, despite our optimism regarding the Strip even in the event that the Company is adequately funded, there is no guarantee that any of our products or product candidates will perform as hoped or that such products can be successfully commercialized.

Competition

Our success depends in part upon maintaining a competitive position in the development of pharmaceutical agents suitable for our delivery system. We compete in an evolving field in which developments are expected to continue at a rapid pace. We compete with other drug delivery, biotechnology and pharmaceutical companies, research organizations, individual scientists and non-profit organizations engaged in the development of alternative drug delivery technologies or new drug research and testing, and with entities developing new drugs that may be orally active. Our product candidates compete against alternative therapies or alternative delivery systems for each of the medical conditions our product candidates address, independent of the means of delivery.

The pharmaceutical and biotechnology industry is characterized by intense competition, rapid product development and technological change. Most of our potential competitors are large, well established pharmaceutical, chemical or healthcare companies with considerably greater financial, marketing, sales and technical resources than are available to us. Additionally, many of our potential competitors have research and development capabilities that may allow such competitors to develop new or improved products that may compete with our Strips. Our business, financial condition and results of operation could be materially adversely affected by any one or more of such developments. We cannot assure you that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations.

Our Operations

We are currently in the process of locating a facility and believe there are several possible suitable locations in the Tampaarea, but have not selected one. The Equity Line of Credit (ELOC) will be used to help with the acquisition of our facility and equipment.

Research and Development

CTT has partnered with Johns Hopkins University to conduct clinical trials of our patented drug delivery for nicotine strips. Additionally, CTT has a team of scientists that to develop and conduct additional testing when needed. CTT gained Health Canada approval for our patented THC Strips in 2019. These strips went to market and sold out within weeks. CTT's partnership was with Aurora. CTT received $1,000,000 from Aurora for this partnership in exchange for approximately 8% of CTT. Those funds were used towards development, operations, and adding multiple patents of our technology in the United States, Europe and several additional countries. Additionally, CTT is in preliminary discussions with additional possible joint venture partners to help us meet our regulatory needs.

Employees

The CEO is a fulltime employee and there are 2 directors and 3 scientists on the team as independent contractors. We anticipate adding additional employees and consultants when adequate funds are available, and will continue using independent contractors, consultants, attorneys and accountants as necessary, to complement services rendered by our employees.

Good Production Practices

Licensed producers are subject to Good Production Practices that are meant, among other things, to ensure the cleanliness of the premises and equipment. The licensed producer is required to employ a quality assurance person with appropriate training, experience, and technical knowledge to approve the quality of dried marihuana prior to making it available for sale .

Product Quality

One of the requirements under Good Production Practices is that licensed producers must test dried marihuana for microbial and chemical contaminants.

Packaging, Labeling and Shipping- Consumer Information

Nicotine Strips may require a child proof container and will contain standard information about the product (including but not limited to, the weight in grams and the packaging date).

There are no restrictions to use our technology for dissolvable vitamin strips in the United States. Funds from the ELOC will be used to purchase the necessary equipment and use of a facility. CTT will work to gain a retail presence in the United States and will update shareholders at a later point to indicate products as they become available. This is being done at the moment due to the sensitive nature of potential competitors. Our patented Nicotine Strips will be produced to due necessary testing of our technology in order to bring to market. There are several paths to market in the United States and CTT is in the process of gathering a team to help with the regulatory process.

Facilities conducting research, manufacturing, distributing, importing or exporting, or dispensing of nicotine must be registered (licensed) to perform these activities and have the security, control, recordkeeping, reporting and inventory mechanisms required to prevent drug loss and diversion. Obtaining the necessary registrations may result in delay of the importation, manufacturing or distribution of any products.

VETERINARIAN MEDICINE

Management believes that our orally dissolving strips could be an excellent fast dissolving drug delivery system which can be used by veterinarians to treat dogs, cats and other animals who would ordinarily be given a pill or injection.

The strips might be much easier to administer than traditional delivery systems such as pills or injections. The wafers will dissolve on contact with saliva and will be flavored with chicken, meat or fish.

Properties

We do not currently occupy any real property. Our mail and other deliveries are received at a box in a UPS Store.

Legal Proceedings

We are not currently party to any legal proceedings.

SUMMARY FINANCIAL INFORMATION, MANAGEMENT’S DISCUSSION OF RESULTS OF OPERATIONS AND PLAN OF OPERATIONS

Balance Sheet Data

	As at December 31,
	2024	2025
Total Assets	$73,042	$86,168

Current Liabilities	$40,859	$31,018
Long Term Liabilities	$—	$—
Stockholder’s Equity	$32,183	$5,150
Accumulated Deficit	$(7,395,556)	$(7,551,461)

Statement of Income Data

	Year ended December 31,
	2024	2025

Consulting Fees	$180,928	$110,171
General and Administrative Expense	$62,903	$2,191
Filing and Legal Cost	$27,133	$(0)
Net Loss	$(250,229)	$(155,907)

Management’s Discussion

Our principal asset is the remaining book value of our patents which we do not believe reflects their potential value after development. Our Net Loss decreased from ($250,229) to ($155,907) from 2024 to 2025, a decrease of $94,322. The principal drivers of this change were the decrease in consulting fees from $180,928 in 2024 to $110,171 in 2025 or a decrease of $70,757 and a decrease of general and administrative costs from $62,903in 2024 to $2,191 in 2025.or a decrease of $60,772. The principal reason for the decrease was that shares that might have been issued to consultants in 2023 were issued in 2024 due to certain administrative needs. This decrease was partially offset by filing and legal costs incurred in 2025 largely in anticipation of this registration statement. As is clear from the foregoing, we have had minimal operations during the above periods and the specific components of our results have and are likely to fluctuate greatly until we establish manufacturing operations. We do not believe they provide any meaningful insight as to operations we will conduct in the future.

Going Concern

Our independent registered auditors included an explanatory paragraph in their opinion on our financial statements as of and for the fiscal year ended December 31, 2025, that states that our ongoing losses and lack of resources cause reasonable doubt about our ability to continue as a going concern.

Critical Accounting Policies

A summary of our significant accounting policies is included in Note 1 of the “Notes to the Consolidated Financial Statements,” contained elsewhere in this prospectus. Management believes that the consistent application of these policies enables us to provide users of the financial statements with useful and reliable information about our operating results and financial condition. The summary condensed financial statements are prepared in accordance with accounting principles generally accepted in the U.S., which require us to make estimates and assumptions.

Disclosure of controls and procedures.

We maintain disclosure controls and procedures that are designed to ensure that information required to be in this prospectus, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable and not absolute assurance of achieving the desired control objectives. In reaching a reasonable level of assurance, management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. In addition, the design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

As required by the SEC Rule 13a-15(b), we carried out an evaluation under the supervision and with the participation of our management, including our principal executive officer who is also our principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report. Based on the foregoing, our principal executive and financial officer concluded that our disclosure controls and procedures were not effective at a reasonable assurance level due to the material weaknesses described below.

In light of the material weaknesses described below, we performed additional analysis and other post-closing procedures to ensure our financial statements were prepared in accordance with generally accepted accounting principles. Accordingly, we believe that the financial statements included in this report fairly present, in all material respects, our financial condition, results of operations and cash flows for the periods presented.

A material weakness is a control deficiency (within the meaning of the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 2) or combination of control deficiencies that result in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Management has identified the following two material weaknesses which have caused management to conclude that as of December 31, 2025, our disclosure controls and procedures were not effective at the reasonable assurance level:

1. We do not have written documentation of our internal control policies and procedures. Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act, which is applicable to us for the year ended December 31, 2025. Management evaluated the impact of our failure to have written documentation of our internal controls and procedures on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

2. We do not have sufficient segregation of duties within accounting functions, which is a basic internal control. Due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the authorization of transactions, the custody of assets and the recording of transactions should be performed by separate individuals. The recording of transactions function is maintained by a third-party consulting firm whereas authorization and custody remain under the Company’s Chief Executive Officer’s responsibility. Management evaluated the impact of our failure to have segregation of duties on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

To address these material weaknesses, management performed additional analyses and other procedures to ensure that the financial statements included herein fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented.

Changes in internal controls over financial reporting.

There has been no change in our internal control over financial reporting that occurred during the periods set forth in this prospectus. As our resources allow, we will engage additional personnel to address these deficiencies.

Plan of Operations.

During calendar 2026 we intend to use approximately $500,000 obtained through the ELOC, other investment or commercial financing (none of which can be assured) to establish a manufacturing facility. If we are unsuccessful in those efforts, our operations will continue in a manner similar to our current operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;
•	each of our Named Executive Officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

	No of Shares of	No. of	Percent of
Name and Address	Common Stock (1)	Options (1)	Class (1) (3)

Pankaj Modi	16,136,948	—	27.5%
519 Golf Links Road
Ancaster, Ontario L9G 4X9

Ryan Khouri	7,845,396	—	13.3%
3853 Northdale Blvd #268
Tampa, Fl. 33624

Katharine Cole	3,734,003	—	5.9%
3853 Northdale Blvd. #268
Tampa, FL 33624

Allen Greenspoon	2,333,334	-	3.9%
M1-414 Victoria Ave. N.
Hamilton, ON L8L 5G8

All officers and directors and key consultants
as a Group (4 persons)	30,049,681		51.1%

_____________

(1) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares

(2) Based on 58,662,232 issued and outstanding shares of common stock as at the date of this prospectus.

DESCRIPTION OF SECURITIES

The following descriptions of our Common Stock, Warrants and certain provisions of our Certificate of Incorporation, as amended, our Bylaws and Delaware law are summaries. You should also refer to our Charter and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

Authorized Capital Stock

Our authorized capital stock consists of 150,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, to be issued in series as designated by the board of directors. We do not currently have any preferred shares issued or designated.

Common Stock

Our Common Stock is traded on OTCQB under the symbol “CTTH.” The transfer agent for our Common Stock is VStock Transfer, LLC, located at 18 Lafayette Place Woodmere, New York 11598.

Voting, Dividend and Other Rights. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of Common Stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of Common Stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our Common Stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the Common Stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of Common Stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of one-half (50.00%) of the voting power of the shares issued and outstanding and entitled to vote at a meeting of stockholders constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The Common Stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of Common Stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights.   Under our certificate of incorporation, as amended, our Board of Directors can issue up to 10,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval. There are currently no shares of preferred stock designated by our board of directors.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, as Amended, and Our Bylaws

Our certificate of incorporation and our Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions also may encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock.   As discussed above, our Board of Directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management.

Delaware Anti-Takeover Statute.   We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	Prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	Upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	At or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

The provisions of Delaware law and the provisions of our certificate of incorporation and Bylaws, as amended, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by the Selling Stockholder of up to 6,250,000 shares of Common Stock that have been and may be issued by us to the Selling Stockholder under the ELOC. For additional information regarding the shares of Common Stock included in this prospectus, see the section titled “Committed Equity Financing” above. We are registering the shares of Common Stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with the Selling Stockholder in September 2025 in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the ELOC and the Registration Rights Agreement, the Selling Stockholder has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means RH2, LP.

The table below presents information regarding the Selling Stockholder and the shares of Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of December 30, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholder has voting power, including the power to vote or to direct the voting of such shares, and/or investment power, including the power to dispose or to direct the disposition of such shares. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate 58,712,232 shares of our Common Stock outstanding on December 30, 2025.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of Common Stock that we may, in our discretion, elect to sell to the Selling Stockholder from time to time after the date of this prospectus in Purchases pursuant to the ELOC, if any, will fluctuate based on the market prices of our Common Stock at the times we elect to sell such shares to the Selling Stockholder in Purchases under the ELOC, it is not possible for us to predict, as of the date of this prospectus and prior to any such Purchases under the ELOC, the actual number of shares of Common Stock that we will sell to the Selling Stockholder under the ELOC, which may be fewer than the number of shares of Common Stock being offered for resale by the Selling Stockholder under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of Common Stock being offered pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
RH2, LP(4)	0	0%	6,250,000	0	0%*
____________
*	Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.
(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Selling Stockholder may be required to purchase from us at our election from time to time after the date of this prospectus pursuant to Purchases under the ELOC, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the ELOC, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchases of Common Stock are subject to certain agreed upon maximum amount limitations set forth in the ELOC..
(2)	Applicable percentage ownership is based on 58,712,232 shares of our Common Stock outstanding as of December 30, 2025.
(3)	Assumes the sale of all shares being offered pursuant to this prospectus.
(4)	The business address of RH2 LP is 8 The Green, #15337, Dover, DE 19901. RH2’ principal business is that of a private investor. Richard Hawkins and Robert Hymers are the managing principals of RH2. Therefore, each of Richard Hawkins and Robert Hymers may be deemed to have sole voting control and investment discretion over securities beneficially owned directly by RH2 and, indirectly, by RH2. We have been advised that RH2 is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Fernane and Hymers as to beneficial ownership of the securities beneficially owned directly by RH2 and, indirectly, by RH2.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the Selling Stockholder, RH2, LP. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for our Common Stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

RH2 is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

RH2 has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it has acquired and may in the future acquire from us pursuant to the ELOC. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. RH2 has informed us that each such broker-dealer will receive commissions from RH2 that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Stockholder. As consideration for its irrevocable commitment to purchase our Common Stock under the ELOC

We also have agreed to indemnify RH2 and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. RH2 has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by RH2 specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $10,000.

RH2 has represented to us that at no time prior to the date of the ELOC has RH2 or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. RH2 has agreed that during the term of the ELOC, neither RH2, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Stockholder.

Our Common Stock is currently listed on the OTCQB under the symbol “CTTH”.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our executive officers and directors and key personnel are as follows:

Name	Age	Position(s) and Office(s)
Dr. Pankaj Modi	70	Founder (and a consultant)
Dr. Allen Greenspoon	70	DIRECTOR
Dr. Katherine Cole	71	DIRECTOR
Ryan Khouri	46	CHIEF EXECUTIVE OFFICER

Katharine Cole, Ph.D., Principal Investigator: Dr. Cole is a scientist, an educator and a university faculty administrator.  She received her Ph.D.in Pathology from the University of Maryland School of Medicine and completed a post-doctoral fellowship at the National Cancer Institute of the NIH in cancer research. She has several patents for a replicative human liver cell line and for serum free cell medium and has received  private, institutional and federal grant funding. Her background as a scientist as well as a faculty member and most recently a dean and vice provost, provide her with a distinctive scientific, administrative and research design perspective and positioned her well to not only understand the science behind this technology, but also understand the impact, from a human pathological perspective, of tobacco use and nicotine products. Dr. Cole recently wrote a peer reviewed paper with Dr. Modi about the advantages of micele delivery and is working on additional publications.

Pankaj Modi, M.D., Ph.D. Founder & Consultant: Dr. Pankaj Modi is an entrepreneurial clinician and research scientist and has developed novel delivery systems for the past few decades. His patented inventions range from spray formulae for the treatment of diabetes which he licensed to Eli Lilly, the topical delivery of botulinum toxins and other molecules that he licensed to Johnson and Johnson. Dr. Modi has over 300 granted patents and has licensed his technology to several pharmaceutical companies. He holds more than 25 US and Canadian patents and more than 280plus world patents on stabilized compositions, photosensitizer compounds, a topical anesthetic formulation, pharmaceutical compositions, devices and methods, and drug and vaccine delivery systems. Dr. Modi has obtained FDA approval for 13 drugs successfully over the past five years and currently has seven applications in process. Dr. Pankaj Modi received his M.D. in internal medicine (diabetology) from the Instituto de Endocrinologia Metabolismo y Reproduction, SA/University of Florida, and completed a post-doctoral fellowship in neuroscience at McMaster University in Hamilton, Canada. He earned a Ph.D. in Chemistry, biochemistry, and biomedical sciences from the University of Toronto,

Ryan Khouri, CEO: Ryan Khouri has many years of CEO experience in public and private companies. He has been CEO of CTT Pharma for over 3 years and has helped bring awareness to investors and companies about the need for change. Mr. Khouri spoke in front of the FDA and NIH in 2024 to discuss the need for our patented technology a smoking alternative. Ryan Khouri has been personally affected by tobacco use as several family  members have passed due to chronic diseases that are associated from smoking. These events have given Mr. Khouri a different lens in viewing our to help the tobacco industry. Ryan started as an investor in CTT Pharma and believes that CTT’s patented technology can penetrate many industries besides the tobacco industry including pharmaceutical drugs, vitamins, caffeine and many other products.

Dr. Allen Greenspoon, Board Member, has been a practicing doctor for 45 years, an assistant professor at McMaster University and has worked with Dr. Modi in research for over 15 years on medical delivery systems. He is our only board member and has been with our company since inception. He was one of the founding members of the HCHC Family Health Organization in Hamilton, Ontario. His interests include Occupational Medicine and chronic disease management

CORPORATE GOVERNANCE

Director Independence

The Board of Directors utilizes OTCQB’s standards for determining the independence of its members. In applying these standards, the Board considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of directors, and must disclose any basis for determining that a relationship is not material. The Board has determined that Dr. Katherine Cole is an independent director. We are seeking to elect a second independent director to comply with OTCQB standards. In making these independence determinations, the Board did not exclude from consideration as immaterial any relationship potentially compromising the independence of the above director.

Committees of the Board of Directors

The Board of Directors does not currently maintain any committees.

Family Relationships

There are no familial relationships between any of our executive officers and directors.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Code of Ethics

We have adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. For purposes of this Item, the term code of ethics means written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Commission and in other public communications made by us; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the code to the board of directors or another appropriate person or persons; and accountability for adherence to the code. We undertake to provide by mail to any person without charge, upon request, a copy of such code of ethics if we receive the request in writing by mail to the Company's executive offices located at: 3853 Northdale Blvd #268, Tampa, FL 33624

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned during the years ended December 31, 2024 and the year ended December 31, 2023 by our principal executive officer and our other most highly compensated executive officers, or the named executive officers, as of the end of the year ended December 31, 2024.

Executive Officer Compensation Table

			Stock	Option
Name and Position	Year	Salary ($)	Awards ($)	Awards ($)	Total ($)

Ryan Khouri	2025		$60,000	—	—
CEO/Director	2024	—	—	—	—

	2025		—	—	60,000
Pres/Sec/Director	2024	—	—	—	—

(1) Management fee payable.

(2) Options are exercisable at $.10 per share (pre-split).

There was no director compensation paid in 2023 or 2024.

We do not have any employment agreements

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval for Related Party Transactions

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions. Our Code of Ethics and Business Conduct requires that all employees, including officers and directors, disclose to the Chief Executive Officer the nature of any company business that is conducted with any related party of such employee, officer or director (including any immediate family member of such employee, officer or director, and any entity owned or controlled by such persons). If the transaction involves an officer or director of our company, the Chief Executive Officer must bring the transaction to the attention of the Audit Committee, which must review and approve the transaction in advance. In considering such transactions, the Audit Committee takes into account the relevant available facts and circumstances.

Related Party Transactions

We have not engaged in any related party transactions in the last three years. (Have any fees been paid in cash or in shares?)

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Frank J Hariton, Esq.. Mr. Hariton owns 50,000 shares of our common stock

EXPERTS

Holt & Patterson, LLC, an independent registered public accounting firm, has audited our financial statements at and for the years ended December 31, 2025 and December 31, 2024 as set forth in its report included in this registration statement of which this prospectus is a part. Such reports are given on their authority as experts in accounting and auditing. We paid such firm $ 7,500 in 2025 and $ 7,500 in 2024, all of which were for audit services.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

The registration statement of which this prospectus is a part is available at the SEC’s website at http://www.sec.gov. You may also request a copy of this filings, at no cost, by writing us at 3853 Northdale Blvd #268, Tampa, FL 33624 or telephoning us at (813)606-0060

Upon the effectiveness of the Registration Statement of which this prospectus forms a part we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the SEC’s website referred to above. We also maintain a website at http://www.cttpharmaceuticals.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

CTT PHARMACEUTICAL HOLDINGS, INC.
FINANCIAL STATEMENTS

HOLT & PATTERSON, LLC

CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Management and Stockholders

of CTT Pharmaceutical Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of CTT Pharmaceutical Holdings, Inc. (the “Company”) as of December 31, 2025 and 2024, and the related income statements, statements of stockholders’ equity, and statements of cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company, as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engagement to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to Management and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involve our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Holt & Patterson, LLC

Holt & Patterson, LLC

Chesterfield, MO

We have served as the Company’s auditor since 2025.

March 31, 2026

CTT PHARMACEUTICAL HOLDINGS, INC.
Balance Sheets
As of December 31, 2025 and December 31, 2024

	December 31	December 31
	2025	2024
Assets

Current assets
Cash	$15,359	$114
Total current assets	15,359	114

Non-current assets
Intangible assets, net	70,809	72,928
Total non-current assets	70,809	72,928

Total Assets	$86,168	$73,042

Liabilities and Stockholders' Equity

Current liabilities
Related-party payables	$7,300	$23,926
Related-party note payable	18,814	16,933
Miscellaneous payable	4,904
Total current liabilities	31,018	40,859

Stockholders' equity
Preferred stock, $0.0001 par value; 10,000,000 authorized;
none issued and outstanding as of December 31, 2025 and December 31, 2024
Common stock, $0.0001 par value; 300,000,000 shares authorized;
58,837,232 and 54,069,337 issued and outstanding as of December 31, 2025 and December 31, 2024	5,884	5,407
Additional paid-in-capital	7,600,729	7,422,332
Accumulated deficit	(7,551,463)	(7,395,556)
Total stockholders' equity	55,150	32,183

Total liabilities and stockholders' equity	$86,168	$73,042

See accompanying notes, which are an integral part of these financial statements.

CTT PHARMACEUTICAL HOLDINGS, INC.
Income Statements
For the years ending December 31, 2025 and December 31, 2024

	December 31	December 31
	2025	2024

Operating expenses
Consulting fees	$110,171	$180,928
General and administrative costs	2,191	62,903
Filing and legal costs	27,133	—
Interest expense	1,881
Bank charges	123
Travel	559	—
Meals	264	—
Marketing and promotions	7,153	—
Amortization expense	6,432	6,398
Total operating expenses	155,907	250,229

Net (loss)	$(155,907)	$(250,229)

Basic and diluted loss per share	$(0)	$(0)

Weighted average shares outstanding
Basic and diluted	57,571,123	52,376,007

See accompanying notes, which are an integral part of these financial statements.

CTT PHARMACEUTICAL HOLDINGS, INC.
Statements of Stockholders' Equity
For the years ending December 31, 2025 and December 31, 2024.

			Additional
	Common		Paid-in	Treasury	Accumulated	Total
	Shares	Par Value	Capital	Stock	Deficit	Equity
Balances, January 1, 2025	54,069,337	$5,407	$7,422,332	$—	$(7,395,556)	$32,183
Net loss	—	—	—	—	(155,907)	(155,907)
Common shares issued for services	2,235,000	224	83,625	—	—	83,849
Common shares issued for cash	2,532,895	253	94,772	—	—	95,025
Balances, December 31, 2025	58,837,232	$5,884	$7,600,729	$—	$(7,551,463)	$55,150

Balances, January 1, 2024	51,392,381	$5,139	$7,269,547	$(71,400)	$(7,143,251)	$60,035
Net loss	—	—	—	—	(250,229)	(250,229)
Common shares issued for services	5,840,000	584	152,785	—	—	153,369
Common shares issued for cash	—	—	—	—	—	—
Common shares canceled	(3,163,044)	(316)	—	71,400	(2,076)	69,008
Balances, December 31, 2024	54,069,337	$5,407	$7,422,332	$—	$(7,395,556)	$32,183

See accompanying notes, which are an integral part of these financial statements.

CTT PHARMACEUTICAL HOLDINGS, INC.
Statements of Cash Flow
For the years ending December 31, 2025 and December 31, 2024

	December 31	December 31
	2025	2024
Cash flows from operating activities
Net (loss)	$(155,907)	$(250,229)
Adjustments to reconcile net loss to cash used in operating activities
Non-cash consulting fees	83,849
Amortization expense	6,432	6,398
Changes in accounts payable and accrued expenses	(9,841)	15,511
Net cash provided (used) by operating activities	(75,467)	(228,320)

Cash flows from investing activities
Patent costs	(4,313)	—
Net cash provided (used) by investing activities	(4,313)	—

Cash flows from financing activities
Issuance of common shares	95,025	222,380
Loan repayment	—	(10,879)
Loan acquisition	—	16,933
Net cash provided (used) by financing activities	95,025	228,434

Net change in cash	15,245	114
Cash at beginning of period	114	—
Cash at end of period	$15,359	$114

See accompanying notes, which are an integral part of these financial statements.

CTT PHARMACEUTICAL HOLDINGS, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2025 AND DECEMBER 31, 2024

NOTE 1 - NATURE OF OPERATIONS

CTT Pharmaceutical Holdings, Inc. (the "Company") is a Delaware C-Corporation formed in 1996. The Company specializes in drug delivery systems technology within the pharmaceutical industry. The Company is focused on fast dissolving drug delivery systems through the development of advanced oral methods.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The financial statements of the Company have been prepared on the accrual basis of accounting, which conforms to accounting principles generally accepted in the United States of America (U.S. GAAP).

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial instruments

The Company's balance sheets may include the following financial instruments: cash, related-party payables, and related party note payables. The carrying amount of current assets and current liabilities approximate their fair value due to the relatively short period of time between the origination of these instruments and their expected realization.

Revenue recognition

As of December 31, 2025 and December 31, 2024, the Company had no revenue-producing activities. The Company recognizes revenue as it satisfies contractual performance obligations by transferring promised goods or services to its customers. The amount of revenue recognized reflects the consideration the Company expects to be entitled to in exchange for those promised goods or services. A good or service is transferred to a customer when, or as, the customer obtains control of that good or service.

Earnings per share

Basic earnings per share are computed using the weighted average number of common shares outstanding at December 31, 2025 and December 31, 2024, respectively. Diluted earnings per share reflect the potential dilutive effects of common stock equivalents such as options, warrants and convertible securities. Given the historical and projected future losses of the Company, all potentially dilutive common stock equivalents are considered anti-dilutive.

CTT PHARMACEUTICAL HOLDINGS, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2025 AND DECEMBER 31, 2024

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Concentrations of credit risk

The Company maintains cash in bank accounts at high credit quality United States financial institutions. At various times during the year ended December 31, 2025 and the year ended December 31, 2024, the Company may have had cash on deposit with financial institutions in excess of federal depository insurance limits. The Company has not experienced and does not anticipate any credit losses on these deposits.

Subsequent events

The Company has evaluated subsequent events occurring though March 31, 2026, which is the date the financial statements were issued.

Cash and cash equivalents

For purposes of reporting cash flows, the Company considers all liquid instruments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 2025 and December 31, 2024.

Related-party payables

Related-party payables consist of funds advanced from a related party to the Company on terms equivalent to those that prevail in arm's length transactions. During the year ending December 31, 2025, the company repaid funds which were advanced by Ryan Khouri, as working capital and as part of a management contract, on an as-needed basis. The ending payable to Ryan Khouri at December 31, 2025 was $14,108.

Related-party note payable

Related-party notes consist of uncollateralized obligations of funds advanced to the Company by a related party on terms equivalent to those that prevail in arm's length transactions. There were no such advances during 2024 or 2025. The advances are planned to be repaid through the issuance of common restricted shares and are not formalized nor interest bearing.

Share-based compensation

The Company, from time to time, may issue stock options, warrants and restricted stock as compensation to employees, directors, officers and affiliates, as well as to acquire goods or services from third parties. ln all cases, the Company calculates share-based compensation using the Black-Scholes option pricing model and expenses awards based on fair value at the grant date, which in the case of third-party suppliers is the shorter of the period over which services are to be received or the vesting period, and for employees, directors, officers and affiliates is typically the vesting period. Share-based compensation is included in consulting fees on the income statements.

CTT PHARMACEUTICAL HOLDINGS, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2025 AND DECEMBER 31, 2024

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Advertising

Advertising costs are expensed as incurred and are included in operating expenses on the income statements.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires an asset and liability approach for financial accounting and reporting of income taxes. Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Deferred tax assets, if any, include tax loss and credit carryforwards and are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Intangible assets

The Company's intangible assets consist of trademarks and patents held across multiple countries. The patents are amortized over their useful lives, typically up to 20 years, which is the standard patent expiration period. The trademarks are amortized over their useful lives, typically up to 15 years. Costs associated with patents that have not yet received a grant number are typically recorded as deferred patent costs, and upon receipt of a grant number, are amortized.

NOTE 3 - GOING CONCERN

Historically, the Company has experienced, and the Company continues to experience, net losses from operations, negative cash flow from operating activities, and working capital deficits. These conditions raise substantial doubt about the Company's ability to continue as a going concern within one year after the date of issuance of the audited financial statements. The Company has not yet begun principal operations, and therefore, net losses are expected. The financial statements do not reflect any adjustments that might result if the Company was unable to continue as a going concern. The Company anticipates that operating losses will continue in the near term as management continues efforts to acquire income producing assets.

NOTE 4 – COMPARATIVE FINANCIAL STATEMENTS

The financial statements include certain prior-year summarized comparative information. Such information does not include all of the information required for financial statements presented in conformity with accounting principles generally accepted in the United States of America. Accordingly, such information should be read in conjunction with the Company’s financial statements for the year ended December 31, 2024, from which the summarized information was derived.

NOTE 5 - STOCKHOLDERS' EQUITY

The Company is authorized to issue 10,000,000 shares of preferred stock. At December 31, 2025 and December 31, 2024, no shares of preferred stock were issued or outstanding. The Company is authorized to issue 300,000,000 shares of common stock. At December 31, 2025 and December 31, 2024, there were 58,837,232 and 54,069,337 shares of common stock issued and outstanding, respectively.

CTT PHARMACEUTICAL HOLDINGS, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2025 AND DECEMBER 31, 2024

During 2025, the Company issued 4,767,895 shares of common stock. These issuances consisted of 2,817,895 shares to Katherine Cole, 1,650,000 shares to Ryan Khouri, 100,000 shares to Kevin Sakser, 50,000 shares to Murray Goldenberg, 100,000 shares to Borders Consulting LLC, and 50,000 shares to Frank Hariton. Included in the shares issued to Katherine Cole were 2,532,895 shares issued in exchange for cash of $95,025. All remaining shares issued during 2025 were issued in exchange for services rendered to the Company. These services were valued at $83,849.

During 2024, the Company issued 5,840,000 shares of common stock. These issuances consisted of 3,520,000 shares to Ryan Khouri, 1,250,000 shares to Allen Greenspoon, 690,000 shares to John Jennewein, 280,000 shares to Petro Czupiel, and 100,000 shares to Kevin Sakser. All shares issued during 2024 were issued in exchange for services rendered to the Company.

NOTE 6 - INTANGIBLE ASSETS

At December 31, 2025 and December 31, 2024, intangible assets were as follows:

	December 31, 2025	December 31, 2024
Deferred Patent Costs	$4,313	$—
Patents	109,883	109,883
Trademarks	13,564	13,564
Less: Accumulated amortization	(56,951)	(50,519)
Intangible assets, net	$70,809	$72,928

Amortization expense for the years ended December 31, 2025 and the year ended December 31, 2024 was $6,432 and $6,398, respectively.

The Company's patents are listed below:

Country	Patent No.	File Date	Expiration Date
Canada	2624110	3/27/2008	3/27/2028
U.S.	8623401	3/27/2008	3/27/2028
U.S.	9833461	10/23/2015	10/23/2035
Canada	2922959	3/3/2016	3/3/2036
U.S.	11166912	3/3/2016	3/3/2036
Europe	17759030.4	2/27/2017	2/27/2037
Mexico	391622	2/27/2017	2/27/2037

CTT PHARMACEUTICAL HOLDINGS, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2025 AND DECEMBER 31, 2024

The Company also has 3 trademarks, one in Canada and 2 in the U.S. The Canada trademark was filed on 11/28/2017 and expires on 11/28/2032. The U.S. trademarks were filed on 5/28/2018 and 11/28/2019 and expire on 5/28/2033 and 11/28/2034, respectively.

Intangible assets are recorded at cost and subsequently amortized over the respective useful lives of each, as reflected on the balance sheets. Management believes the reflected value of the intangible assets would substantially increase upon completion of a third-party appraisal.

PHARMACEUTICAL HOLDINGS, INC.

6,250,000 Shares

CTT PHARMACEUTICAL HOLDINGS, INC.

_________________________________

PRELIMINARY PROSPECTUS

_________________________________

The date of this prospectus is                , 2026

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the Securities and Exchange Commission (“SEC”) registration and the FINRA filing fee, are estimated:

SEC registration fee	$
Legal fees and expenses		$7,500
Edgarization	$
Accounting fees and expenses	$
Miscellaneous fees and expenses		$1,000
Total	$

To be completed by amendment

Item 14.    Indemnification of Directors and Officers.

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that such conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expense, including attorneys’ fees actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit if such director or officer if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expense.

Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware Law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by the Board of Directors, indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of our directors existing as of the time of such amendment, modification or repeal.

We may also, at the discretion of the Board of Directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of our directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of all of our securities sold by us within the past three years which were not registered under the Securities Act).

Since January 1, 2025 we have issued an aggregate of 2,235,000 shares to 3 people for services and an aggregate of 2,532,895 shares were issued to one person as a cash investor. The issuances were exempt from registration by reason of Section (4)(a)(2) of the Securities act as issuances not involving a public offering.

During the period from January 1, 2024 to December 31, 2024, we issued an aggregate of 4,286,956 shares to people for services and an aggregate of 1,390,000 shares were issued to two investors for cash payments. The issuances were exempt from registration by reason of Section (4)(a)(2) of the Securities act as issuances not involving a public offering.

During the period from January 1, 2023 to December 31, 2023, we issued an aggregate of 650,000 shares to 3 people for services. The issuances were exempt from registration by reason of Section (4)(a)(2) of the Securities act as issuances not involving a public offering.

All of the above shares are restricted and certificates therefor contain an appropriate legend.

ITEM 16. EXHIBITS

Exhibit No	Description
3.1*	Certificate of Incorporation filed on November 6, 1996 with the Delaware Secretary of State Previously Filed.
3.2*	Certificate of Ownership and Merger of Hi-Plains Energy Corp. (a Wyoming corporation) into Winchester Mining Corporation (a Delaware corporation) Previously Filed.
3.3*	Certificate of Ownership and Merger of the Company, dated April 28, 2002 and filed with the Delaware Secretary of State on May 1, 2002 in which the Company is the surviving entity, which changed the name of the Company to "Industrial Minerals, Inc." Previously Filed.
3.4*	Certificate of Amendment to the Articles of Incorporation of the Company dated May 28, 2003 and filed with the Delaware Secretary of State on June 13, 2003 effecting a two to one forward stock split Previously Filed.
3.5*	Certificate of Amendment to the Certificate of Incorporation of the Company, dated September 3, 2004 and filed with the Delaware Secretary of State on September 9, 2004 changing the capitalization of the Company to authorize 200,000,000 shares of common stock, par value $0.0001 and to effect a 3:2 forward stock split Previously Filed.
3.6*	First Amended and Restated Certificate of Incorporation of Industrial Minerals, Inc. Previously Filed.
3.7	Certificate of Amendment to Certificate of Incorporation of Mindesta Inc. (dated November 26, 2014) Previously Filed.
3.8*	Certificate of Amendment to Certificate of Incorporation of Mindesta Inc. (dated July 20, 2015) Previously Filed.
3.9	Certificate of Amendment of Certificate of Incorporation of the Company, dated January 28, 2025 and filed with the Delaware Secretary of State on January 28, 2025 Previously Filed.
3.10	Amended and Restated By-Laws Previously Filed.
5.1	Opinion of Frank J Hariton., Esq. Previously Filed.
10.1	Equity Line of Credit Agreement Previously Filed.
10.2	Registration Rights Agreement Previously Filed.
10.3	Employment Agreement -Ryan Khouri
21.1	List of subsidiaries of the Company The Company has one 100% owned subsidiary, CTT Pharmaceuticals, Inc. A Canadian company
23.1	Consent of Holt & Patterson, LLC
23.2	Consent of Frank J. Hariton, Esq. (included in Exhibit 5.1)
107.1	Filing fee table Previously Filed.

* These exhibits are incorporated herein by reference.

Item 17.    Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(i)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tampa State of Florida, on April 14, 2026.

CCT Pharmaceutical Holdings, Inc.

By:	/s/ Ryan Khouri
Ryan Khouri
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ryan Khouri as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-1 and any subsequent registration statement the Registrant may hereafter file with the Securities and Exchange Commission pursuant to Rule 462 under the Securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ryan Khouri	Chief Executive Officer	April 14, 2025
(Principal Executive, Accounting and Financial Officer)

/s/ Dr Allen Greenspoon by Ryan Khouri attorney in fact	Director	April 14, 2025
Dr. Alen Greenspoon

/s/ Dr. Katharine Cole by Ryan Khouri attorney in fact	Director	April 14, 2025
Dr. Katharine Cole

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